Exhibit 10.22

MASTER LEASE AGREEMENT

by and between LAKEWAY REALTY, L.L.C.,

as Landlord

AND

LAKEWAY REGIONAL MEDICAL CENTER, LLC,

a Texas limited liability company,

as Tenant

Made as of February 3, 2015

ii

iii

MASTER LEASE AGREEMENT

This Master Lease Agreement (the “Lease”) is made as of February 3, 2015 (the “Effective Date”) by and between LAKEWAY REALTY, L.L.C., a Delaware limited liability company (“Landlord”) and LAKEWAY REGIONAL MEDICAL CENTER LLC, a Texas limited liability company, (“Tenant”). Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

In consideration of the Property and the rent to be paid hereunder, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows:

ARTICLE 1

BASIC LEASE TERMS

Section 1.01. Property. See Exhibit B attached hereto.

Section 1.02. Initial Term Expiration Date. February 2, 2040.

Section 1.03. Extension Options. Two (2) extensions of ten (10) years each, as described in Section 3.02.

Section 1.04. Lease Term Expiration Date (if fully extended). February 2, 2060

Section 1.05. Initial Fixed Rent. $12,750,000.00 per annum, as described in Section 4.02, commencing April 1, 2015, but with a portion thereof deferred during the period of April 1, 2015 through September 30, 2015, which deferred amount will be added to the Fixed Rent during the six (6) month period commencing January 1, 2016, all as described in Section 4.02(a)(iii), below.

Section 1.06. Rent Adjustment. Annual escalations of 3% commencing in the third year of the Initial Term.

Section 1.07. Fixed Rent Adjustment As described in Section 4.02.

Section 1.08. Tenant Tax Identification No. 26-2101764.

Section 1.09. Landlord Tax Identification No. 47-2648262.

ARTICLE 2

LEASE OF PROPERTY

Section 2.01. Lease. In consideration of the rents, covenants, and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby rents from Landlord, the Property upon the rentals, and subject to the terms and conditions hereinafter set forth. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT TENANT IS LEASING THE PROPERTY “AS IS”, WHERE IS, AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND THAT LANDLORD IS MAKING NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PROPERTY OR ANY PART THEREOF (INCLUDING, WITHOUT LIMITATION, THE SOIL, WATER, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTY), AND SUBJECT TO THE EXISTING STATE OF TITLE, THE PARTIES IN POSSESSION, ANY STATEMENT OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION MIGHT REVEAL, AND ALL LEGAL REQUIREMENTS NOW OR HEREAFTER IN EFFECT.

Section 2.02. Quiet Enjoyment. So long as Tenant complies with the terms, covenants and conditions of this Lease, Tenant shall have the peaceful and quiet use of the Property subject to all the terms of this Lease, without any hindrance from Landlord, by any persons lawfully claiming by, through or under Landlord; provided, however, in no event shall Tenant be entitled to bring any action against Landlord to enforce its rights hereunder if an Event of Default, or any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing. The provisions of this Section 2.02 are in lieu of any implied covenants of title or possession.

ARTICLE 3

LEASE TERM; EXTENSION

Section 3.01. Initial Term. The term of this Lease (“Initial Term”) and Tenant’s obligation to make any and all payments required under this Lease shall commence on February 3, 2015 (also known herein as the “Lease Commencement Date”) and end twenty-five (25) years from the Lease Commencement Date (the “Expiration Date”) unless extended as described below. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term”.

Section 3.02. Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, and provided that all other agreements necessary to the continued operation of Tenant’s business at the Property is extended for a period of not less than the applicable extension periods, Tenant shall have the right and option (each an “Extension Option”) to extend the Initial Term of this Lease for two (2) additional successive periods of ten (10) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect. Each Extension Term shall be deemed to be automatically exercised by Tenant unless Tenant gives Landlord written notice of its intention not to exercise said Extension Term at least one (1) year prior to the end of the Initial Term or first Extension Term, as applicable.

Section 3.03. Tenant’s Property and Removal. It is acknowledged that as of the Lease Commencement Date Tenant owns the moveable medical equipment on the Property and Landlord owns the remaining furniture, fixtures, appliances, equipment and other personal property. Any furniture, trade fixtures, appliances, equipment or other personal property owned by Tenant and brought onto or kept on the Property by the Tenant shall be specifically marked as Tenant’s property (“Personalty”) and shall be at the sole risk of the Tenant. Upon the expiration of this Lease Term, so long as no Event of Default exists, Tenant may remove from the Property all Personalty belonging to Tenant. Tenant shall repair any damage caused by such removal and shall leave the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear. By signing this Lease the Tenant agrees that upon surrender or abandonment of the Property, the Landlord shall not be liable or responsible for the storage or disposition of the Tenant’s Personalty and any Personalty of Tenant left on the Property on the tenth (10th) day following the expiration of this Lease Term shall, at Landlord’s option, automatically and immediately become the property of Landlord.

Section 3.04. Existing Personalty. Landlord owns all furniture, trade fixtures, appliances, equipment and other personal property located upon any Property as of the Lease Commencement Date excluding moveable medical equipment, with such personalty and moveable medical equipment generally identified on Schedule 3.04 attached hereto. The existing personalty excluding moveable medical equipment set forth on Schedule 3.04 and any other such personalty on the Property as of the Lease Commencement Date is hereinafter the “Existing Personalty”. Tenant shall maintain insurance on the Existing Personalty pursuant to and in accordance with the provisions of Section 6.03 below; and Tenant may utilize such Existing Personalty during the Lease Term; provided, however, that Tenant utilizes such Existing Personalty “AS IS” and “WHERE IS” without representation or warranty of any kind by Landlord, and Tenant shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Tenant’s use of the Existing Personalty. Tenant shall maintain, repair and replace such Existing Personalty and upon the expiration or sooner termination of this Lease, at Landlord’s option, Tenant shall either leave the Existing Personalty on the Property in the same condition as of the Lease Commencement Date, normal wear and tear excepted, or remove the Existing Personalty in the same manner as set forth for Tenant’s Personalty in Section 3.03 above.

Section 3.05. Surrender Property. Upon the expiration of this Lease, Tenant will quit and surrender the Property without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Property and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of the Property from Tenant holding over to the same extent as if statutory notice had been given. Tenant will quit and surrender the

Property in as good a state and condition as they were when entered into, reasonable use and wear thereof shall be excepted. All alterations, additions, erections or improvements in or upon the Property at the expiration or early termination of this Lease, shall, at Landlord’s option, be removed by Tenant at Tenant’s sole cost and expense and Tenant shall repair all damage caused by such removal and return the Property to the condition in which they were prior to the installation of the articles so removed. Any alterations, additions, erections or improvements which are wanted by Landlord, except as exempted above, shall remain as part of the Property and shall be surrendered with the Property at the expiration, or early termination of this Lease.

ARTICLE 4

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Security Rent Deposit and Capital Expenditure Reserve.

(a) Security Deposit. The Tenant shall provide a security deposit equal to six months’ rent payable as follows: on or prior to the Effective Date of this Lease, the Tenant shall deposit with Landlord the sum of One Million and No/100 Dollars ($1,000,000.00) and the balance of Five Million Three Hundred Twenty-Five Thousand and No/100 Dollars ($5,325.000.00) shall be funded in twelve (12) equal monthly installments commencing on the third anniversary of the Effective Date to be held by Landlord as collateral securing the payment of Rent and any or all other sums of money for which Tenant shall or may become liable to Landlord under this Lease, and for the faithful performance by Tenant of all other covenants and agreements on its part to be performed under this Lease (the “Security Deposit”). Landlord shall be entitled to retain such Security Deposit without obligation to pay interest thereon and may commingle such Security Deposit with its own funds. The Security Deposit shall be refunded to Tenant within ninety (90) days after the expiration of the term of this Lease provided that Tenant shall have made all payments required under this Lease and performed all of its covenants and agreements under this Lease and shall have vacated the Property.

(b) Capital Expenditure Reserve. Tenant shall deposit with Landlord the sum of Eight Hundred and Ten Thousand and No/100 Dollars ($810,000) (“Minimum Required Reserve Amount”) funded in twelve (12) equal monthly installments commencing on the third anniversary of the Effective Date to be held by Landlord as a Capital Expenditure Reserve (“Reserve Account”). Thereafter Tenant can draw on the Reserve Account to pay capital expenses approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall replenish the Reserve Account within six (6) months of any withdrawal by depositing sufficient funds to achieve the Minimum Required Reserve Amount.

Section 4.02. Rent. Tenant shall pay as rent for the Property the following amounts (each of which shall be considered Rent and all of which, together with any other payment due Tenant under this Lease, shall be deemed to be “Rent” hereunder).

(a) Fixed Rent. (i) Commencing April 1, 2015, and subject to the terms of Section 4.02 (a)(iii) below, Tenant shall pay Landlord as fixed rent (the “Fixed Rent”) the sum of Twelve Million Seven Hundred Fifty Thousand and no/100 Dollars ($12,750,000.00) per year, payable in advance in equal monthly installments of One Million Sixty-Two Thousand Five Hundred and no/100 Dollars ($1,062,500.00), which amount shall be escalated annually, beginning on the first day of the third Lease Year and thereafter throughout the remaining Lease Term of this Lease, as such Lease Term may be extended, by three percent (3%) of the Fixed Rent for the previous Lease Year which sum shall be payable in equal monthly installments.

(ii) In addition, Tenant acknowledges that on or about the fifth anniversary of the Lease Commencement Date, the interest rate on Landlord’s existing $72,960,000.00 loan secured by a Mortgage on the Property, will be adjusted as more particularly described in the note evidencing such loan. Any fees incurred by Landlord in connection with such interest rate adjustment will be added to and paid with the next monthly installment of Fixed Rent, and any monthly increase in the cost of Landlord’s financing over 8% at a 25-year amortization which occurs as a result of the foregoing interest rate adjustment will be added to and will become part of the monthly Fixed Rent due by Tenant. Landlord will provide Tenant with written notice of any increase in its cost of capital and other costs incurred as a result of the interest rate adjustment, together with the adjusted Fixed Rent amount that will be thereafter be due and payable, beginning on the date specified by Landlord in such written notice. Annual escalations of three percent (3%) of the Fixed Rent shall apply to such adjusted Fixed Rent amount beginning on the first day of the next Lease Year beginning after the date of such adjustment. In addition, once Tenant has achieved a significant history of sustained profitable operations, ACH as managing member of Landlord, shall use its commercially reasonable best efforts to source third party financing on more favorable terms to Landlord than those set forth above in this paragraph, but any such further refinancing shall not impact the amount of Fixed Rent due under this Lease.

(iii) Notwithstanding the above, the Fixed Rent for the six (6) month period of April 1, 2015 through September 30, 2015 shall be Five Hundred Thousand and no/100 Dollars ($500,000.00) per month, and the Fixed Rent for the six (6) month period of January 1, 2016 through June 30, 2016 shall be in the amount of One Million Six Hundred Twenty-five Thousand and no/100 Dollars ($1,625,000.00) per month.

(iv) The Fixed Rent for each month during the Lease Term of this Lease shall be paid in advance, on the first day of each and every month during the Lease Term of this Lease, at the following address of Landlord, or at such other place as Landlord may designate from time to time in writing: 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, Attn: Chief Financial Officer. Tenant’s obligation for Fixed Rent shall accrue as of the Lease Commencement Date. Fixed Rent shall be paid by automatic bank transfer if requested by Landlord or such other method that is reasonably requested by Landlord. If the Lease Commencement Date occurs on a day other than the first day of the month, the first monthly installment of Fixed Rent shall be prorated based on the number of calendar days in such month included in the Initial Term as compared to the total number of days in such calendar month, and be payable on the Lease Commencement Date, along with the monthly Fixed Rent payment for the first full calendar month of the Initial Term.

(b) Additional Rent. All other payments due under this Lease, including, but not limited to, the payment of Taxes, shall be and are hereby classified as “Additional Rent”. All payments of Additional Rent shall be payable without setoff or deduction at the time specified in this Lease, at the office of the Landlord at the address shown herein, or at such other place as Landlord may designate in writing from time to time.

(c) Sales, Franchise and Gross Receipts Taxes. Tenant shall pay to Landlord any and all state and local sales tax, use tax, franchise tax (including the Texas “margins tax”) and/or gross receipts tax imposed on any payment deemed to be Rent under this Lease or under the Laws and rules and regulations imposing such taxes. For the avoidance of doubt, Tenant will pay directly to Landlord all state and local sales tax, use tax, franchise tax and/or gross receipts tax upon presentation of invoice or written direction of Landlord and Landlord will remit the same to the appropriate governmental entity.

(d) Late Charge. If Tenant fails to pay Rent within three (3) days after due, the amount unpaid will be subject to: (i) a late payment charge, as Additional Rent, of six percent (6%) of the amount unpaid, but not less than One Thousand Dollars ($1,000.00) plus applicable sales tax, in each instance to cover Landlord’s additional administrative costs; and (ii) interest on all such unpaid sums (other than the late payment charge) which interest shall commence accruing on the payment due date at a per annum rate equal to eighteen percent (18%). All payments will be applied to the oldest balance first then any other outstanding balance (including accrued late fees). Tenant’s obligation to pay late charges and interest pursuant to this Section will exist in addition to, and not in the place of, the other default provisions in this Lease.

Section 4.03. Monetary Obligations. Tenant shall pay and discharge all sums of money required to be paid or reimbursed by Tenant under this Lease to Landlord, to any party on behalf of Landlord, or to any Indemnified Party (“Monetary Obligations”). Tenant shall pay and discharge any Monetary Obligations when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord’s demand for payment thereof or, if later, when the same are due.

Section 4.04. Net Rental. The Fixed Rent shall be completely net rent to Landlord, and during the entire Lease Term of this Lease, including any Extension Term, Landlord shall have no cost, obligation, responsibility or liability whatsoever for repairing, maintaining, operating or owning the Property. The parties acknowledge and agree that Landlord would not enter into this Lease if the Rent described in this Lease were not absolutely net to Landlord or if Landlord were to incur any liability whatsoever, foreseen or unforeseen, with respect to the Property or any portion thereof, or Tenant’s exercise of any other of its rights under this Lease. Accordingly, anything herein to the contrary notwithstanding, Tenant shall pay all expenses, costs, taxes, fees and charges of any nature whatsoever arising in connection with or attributable to the Property, during the Lease

Term of this Lease or in any manner whatsoever arising as a result of Tenant’s exercise of, or Landlord’s grant of, the rights described in this Lease, including, without limitation, all fees of Tenant’s consultants, intangible personal property taxes, ad valorem real estate taxes, assessments, sewer and water rents, rates and charges, Tenant’s accounting and attorney’s fees, costs of any financing obtained by Tenant, costs of any leasehold title insurance policy obtained by Tenant, utility charges and insurance premiums. Tenant shall pay all Rent and all other charges due under this Lease without notice or demand and without any deductions, set-offs, counterclaims, abatements, suspensions or defenses of any kind. It is the intention of the parties that the obligations of Tenant shall be separate and independent covenants, that the Rent, and all other charges payable by Tenant shall continue to be payable in all events, and that the obligations of Tenant shall continue unaffected unless the requirement to pay or perform the same shall have been terminated or modified pursuant to an express provision of this Lease. Tenant shall pay and be responsible to Landlord for all costs, expenses, obligations, liabilities and acts necessary to and for the proper use, operation, maintenance, care and occupancy of the Property. Tenant waives all rights now or in the future conferred by law to quit, terminate or surrender this Lease or the Property or to any abatement, suspension, deferment, or reduction of the Rent, or any other charges under this Lease.

Section 4.05. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than is due hereunder shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due by Tenant nor shall any endorsement or statement on any check or payment (or in any letter accompanying any check or payment) be deemed an accord and satisfaction (or payment in full), and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amount or pursue any other remedy provided herein or otherwise available at law or in equity.

Section 4.06. Holdover. In the event that Tenant remains in possession of the Property after the expiration of this Lease without the written permission of Landlord, and without the execution of a new lease, Tenant shall be deemed occupying the Property as a tenant at sufferance only, at a rental rate equal to two hundred percent (200%) of the Fixed Rent in effect upon the date of such expiration, together with the Additional Rent and any Monetary Obligations, subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to such tenancy. Acceptance by Landlord of Fixed Rent, Additional Rent or payment of any Monetary Obligations after such expiration shall not constitute a renewal of this Lease or permit Tenant to continue such holdover. The foregoing provisions of this Section 4.06 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Property upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold the Indemnified Parties harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

Section 4.07 Pledge and Security Interest. In order to further secure Tenant’s obligations under this Lease, including Tenant’s Monetary Obligations, Tenant will pledge to Landlord and grant a lien on and security interest in all assignable assets of Tenant

(subject only to the prior lien of Tenant’s current working capital lender or any replacement lender approved by Landlord). Such security interest will be evidenced by a separate pledge agreement from Tenant as debtor to Landlord as secured party.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF TENANT

Tenant (and, if Tenant is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of this Lease. Tenant shall re-certify such representations to Landlord periodically, upon Landlord’s reasonable request:

Section 5.01. Organization, Authority and Status of Tenant. Tenant has been duly organized or formed, is validly existing and in good standing under the Laws of its state of formation and is qualified as a foreign corporation or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate or company action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.

Section 5.02. Enforceability. This Lease is a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

Section 5.03. Solvency. Tenant has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they come due, or (6) made an offer of settlement, extension or composition to its creditors generally.

Section 5.04. Compliance with Anti-Terrorism Laws. With respect to terrorism: (i) Tenant is not in violation of any Anti-Terrorism Law; (ii) Tenant is not, as of the date hereof: (a) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; (iii) neither Tenant nor any of its officers, Affiliates, directors, shareholders or members, or any lease guarantor, as applicable, is a Prohibited Person; and (iv) neither Tenant or any holder of any direct or indirect equitable, legal or beneficial interest in Tenant is the subject of any Law blocking or prohibiting transactions with such person, including the USA Patriot Act. Without limiting the foregoing, Tenant does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity, including the governments of Cuba, Iran, North Korea, Myanmar and Syria.

Section 5.05. Property Condition. Tenant has physically inspected the Property and has examined title to the Property, and has found all of the same satisfactory in all respects for all of Tenant’s purposes.

Section 5.06. Litigation. Except as set forth on Schedule 5.06, there are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving the Tenant or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 5.07. Absence of Breaches or Defaults. Except as set forth in Schedule 5.07, Tenant is not in default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Property or any of Tenant’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Property or any of Tenant’s property is subject or bound.

Section 5.08. Licenses and Permits. Tenant has obtained all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility.

Section 5.09. Financial Condition; Information Provided to Landlord. The financial statements, all financial data and all other documents and information heretofore delivered to Landlord by or with respect to the Tenant Entities and the Property in connection with this Lease or relating to the Tenant Entities or the Property are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Landlord; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Landlord, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

If at any time any of these representations becomes false, then it shall be considered an Event of Default under this Lease.

ARTICLE 6

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a) Payment. From and after the Lease Commencement Date and throughout the balance of the Lease Term, Tenant shall pay all Taxes directly to the appropriate assessing authority when the same become due and payable (but in no event later than the date when the Taxes would become delinquent). Within ten (10) Business Days after receipt by a party of any real estate tax bill relating to the Property or any part thereof, such party shall deliver to the other party a copy of such bill. “Taxes” shall mean the aggregate amount of real estate and personal property taxes and any installments of special assessments levied, assessed or imposed upon the Property due and payable in the applicable calendar year and the Texas “margins tax” imposed on Landlord as a result of the Rent received by Landlord under this Lease. If because of any change in law relating to the taxation of real estate, any other tax, assessment or surcharge of any kind or nature is imposed upon, against or with respect to the occupancy, rents or income therefrom, either in lieu of, in substitution for or in addition to any of the foregoing Taxes, such other tax, assessment or surcharge (which shall be measured as if the Property, as the case may be, were the only asset of Landlord or such owner) shall be deemed part of Taxes. Tenant shall furnish to Landlord, promptly, but in any case within ten (10) Business Days after Landlord’s request, receipts for the payment of any Taxes or other evidence reasonably satisfactory to Landlord that such payment has been made. In addition, Tenant shall furnish to Landlord, annually throughout the Lease Term promptly following Landlord’s written request therefor, a certificate of Tenant (executed by a duly authorized officer of Tenant) stating that all Taxes have been paid to date. If Tenant shall have failed, on any occasion, to pay any Taxes, or any part thereof, then Landlord shall have the right, at its option, to require Tenant to (i) immediately deposit with Landlord an amount equal to (1) all Taxes currently due plus (2) a portion of all Taxes payable during the current calendar year so that the deposits required by clause (ii) of this sentence will be sufficient to permit Landlord to pay all Taxes in full from such deposits when due, and (ii) thereafter to deposit with Landlord one-twelfth (1/12) of the current annual Taxes on the first day of each month in advance, together with such additional amounts as may be required to make payments of Taxes due during said month, such additional amount to be held by Landlord without interest and to be applied against the payment of Taxes as they become due. In the event a refund of Taxes is obtained and actually paid to Landlord, Landlord shall credit an appropriate portion thereof (after deducting any unrecouped, out-of-pocket expenses in connection with obtaining such refund) to the next installment(s) of Rent. If such refund is received after the end of the Lease Term and relates to periods during the Lease Term, Landlord shall remit such refund to Tenant within sixty (60) days after receipt. This provision shall survive the expiration or earlier termination of this Lease.

(b) Income Taxes. There shall be excluded from the calculation of Taxes all of Landlord’s income taxes, excess profit taxes, franchise taxes (other than the Texas “margins tax”), capital gains taxes, or estate, succession, inheritance and transfer taxes.

Section 6.02. Utilities. Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. If Tenant defaults in the payment of any such charges, Landlord may, at its option, pay such charges on behalf of Tenant, in which event Tenant shall promptly reimburse Landlord therefor and all such sums shall be deemed Additional Rent hereunder. Landlord shall under no circumstances be liable to Tenant in damages or otherwise for failure or interruption in any service, including, electricity, water, gas, heat, telecommunication services, including telephone, sewer service or air-conditioning caused by any reason whatsoever, including the making of any repairs or improvements to the Property.

Section 6.03. Insurance.

(a) Tenant shall, at its sole cost and expense, during the Lease Term of this Lease, maintain property and casualty insurance with extended coverage endorsement on the Property. Such insurance shall be obtained from an insurance company reasonably acceptable to Landlord and any Lender.

(b) Tenant shall, at Tenant’s sole cost and expense, cause to be issued and shall maintain during the entire Lease Term of this Lease:

(i) Property Insurance. Property insurance provided by a Causes of Loss-Special Form. Such insurance shall include an endorsement for building ordinance/demolition/increased cost of construction. Such insurance shall, at all times, be maintained in an amount equal to the full replacement cost of the Property as determined by Landlord annually. Such insurance shall, at all times, also be maintained in the full replacement cost of the Personalty and Existing Personalty. As used herein, the term “full replacement cost” shall mean coverage for the actual replacement cost of the Property and shall be determined by an appraiser, engineer, architect or contractor on behalf of Landlord, at Tenant’s sole cost and expense. The term “full replacement cost” shall also mean coverage for the actual replacement cost of the Personalty and Existing Personalty. Upon written request by Tenant, Landlord will provide Tenant with information in its possession which is reasonably necessary to establish the value of the Property or any portion thereof. Such insurance shall at all times be payable to Landlord and Tenant as their interest may appear and shall contain a loss payable clause to the holder of any Mortgage to which this Lease shall be subject and subordinate;

(ii) Boiler and Machine Insurance. Boiler & Machinery insurance for the Property, in the amount of full replacement of the Property and the Personalty and Existing Personalty, under the terms of which Landlord and Tenant will be indemnified, as their interests may appear, against any loss or damage of the Property which may result from any accident as covered under a standard Boiler & Machinery policy;

(iii) Flood and Earthquake Insurance. If either required by any Lender or if the Property is located in a flood zone or earthquake zone, as applicable, Flood and Earthquake insurance for the Property in an amount not less than the replacement cost of the Property or the maximum limit available through the National Flood Insurance Program for Flood of the Property, as determined by Landlord;

(iv) Commercial General Liability Insurance. Commercial general liability insurance naming Tenant as insured, and Landlord (as Additional Insured-Landlord of Property) and such other parties as Landlord shall request shall be included as additional insureds, and insuring against claims for bodily injury or property damage occurring upon, in or about the Property, or in or upon the streets, sidewalks, passageways and areas adjoining the Property, such insurance to afford protection for the Property and contractual liability with limits of not less than Three Million and 00/100 Dollars ($3,000,000) per each occurrence and Five Million and 00/100 Dollars ($5,000,000) aggregate; and an umbrella liability policy of not less than Ten Million and 00/100 Dollars ($10,000,000.00) per each occurrence and aggregate;

(v) Professional Liability Insurance. Professional Liability insurance with limits of not less than Two Million and 00/100 Dollars ($2,000,000) per each occurrence and Five Million and 00/100 Dollars ($5,000,000.00) aggregate. Coverage may be on an Occurrence or Claims Made basis. If coverage is on a Claims Made basis, in the event the policy is cancelled or not renewed, tail coverage will be purchased by Tenant for a minimum equal to the applicable statute of limitations or new coverage will include retro date of the prior policy;

(vi) Automobile Liability Insurance. Automobile Liability insurance not less than $1,000,000 per occurrence covering all owned and non-owned vehicles;

(vii) Worker’s Compensation Insurance. Worker’s compensation insurance or other similar insurance which may be required by any Governmental Authority or applicable Legal Requirements in an amount not less than the minimum required by law;

(viii) Key Man Insurance. As part of the consideration for this Lease, Tenant has committed to procure and maintain throughout the Lease Term key man coverage for the benefit of Landlord as more particularly described on Schedule 6.03 attached hereto; and

(ix) Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to the Property.

(c) Insurance Requirements. All policies of insurance shall:

(i) provide that they are carried in favor of Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent and any Lender, and any loss shall be payable as therein provided;

(ii) specifically cover the liability assumed by Tenant under this Lease;

(iii) be issued by an insurance company acceptable to Landlord and any Lender of Landlord’s who has a lien upon the Property and which is qualified to do business in the state where the Property is located and which is rated A:VIII or better by Best’s Insurance Guide or is otherwise approved by Landlord;

(iv) be in form and content reasonably acceptable to Landlord

(v) provide that they shall not be canceled, terminated, reduced or materially modified without at least thirty (30) days prior written notice to Landlord;

(vi) provide a standard mortgagee clause in favor of any Lender and shall contain a waiver of the insurer’s right of subrogation against funds paid under the standard mortgagee endorsement which are to be used to pay the cost of any repairing, rebuilding, restoring or replacing; and

(vii) provide that they are being issued on a primary, non-contributory basis, and with respect to any umbrella or “excess coverage” policy, such shall specifically provide that it is primary vis-a-vis any insurance policies carried by Landlord or any of Landlord’s Affiliates.

(d) Evidence of Insurance. An original Certificate of Insurance and Evidence of Property Coverage for all insurance policies required by this Article shall be delivered to Landlord at least five (5) days prior to the Lease Commencement Date and replacement Certificates of Insurance and Evidence of Property Coverage at least thirty (30) days prior to the date of expiration of each such policy. From time-to-time immediately after Landlord’s request thereof, Tenant shall deliver to Landlord copies of all insurance policies then being carried by Tenant pursuant to these insurance requirements.

(e) Business Interruption Insurance. Tenant shall at all times keep in effect business interruption insurance with a Loss Payable endorsement in favor of Landlord in an amount at least sufficient to cover each of the following for the period of the next succeeding twelve (12) months following the occurrence of the business interruption:

(i) The aggregate of the cost of all Taxes and assessments due for such twelve (12) month period;

(ii) The cost of all insurance premiums for insurance required to be carried by Tenant for such twelve (12) month period;

(iii) The aggregate of the amount of the monthly Fixed Rent for such twelve (12) month period; and

(iv) The aggregate cost of all utilities and other operating expenses which amount of coverage shall be determined by the average cost of such utilities and other operating expenses for the prior twelve (12) month period.

All proceeds of any business interruption insurance shall be applied, first, to the payment of any and all Fixed Rent payments for such twelve (12) month period; second, to the payment of any Taxes and assessments and insurance deposits (to the extent then required hereunder) required for such twelve (12) month period; and, thereafter, after all necessary repairing, rebuilding, restoring or replacing has been completed as required by the pertinent provisions of this Lease and the pertinent sections of any Mortgage, any remaining balance of such proceeds shall be paid over to Tenant.

(f) Coverage Adjustments. From time to time, Landlord or any Lender may reasonably require Tenant to change the amount or type of insurance, or to add or substitute additional reasonable coverages, required to be maintained by Tenant hereunder.

(g) Proceeds Deposited with Landlord. In the event the amount of any casualty insurance proceeds exceeds Twenty-Five Thousand and No/100 Dollars ($25,000), such insurance proceeds as may be paid to Tenant and Landlord shall be deposited with Landlord to be held and disbursed for the repairing, rebuilding, restoring or replacing of the Property or any portion thereof, or any improvements from time to time situated thereon or therein subject to the pertinent provisions of any Mortgage and in accordance with the provisions of this Lease. No such sums shall be disbursed by Landlord toward such repairing, rebuilding, restoring or replacing unless it shall be first made to appear to the reasonable satisfaction of Landlord that the amount of money necessary to provide for any such repairing, rebuilding, restoring or replacing (according to any plans or specifications which may be adopted therefor) in excess of the amount received from any such insurance policies has been expended or provided by Tenant for such repairing, rebuilding, restoring or replacing, and that the amount received from such insurance policies is sufficient to complete such work. In the event there is any amount required in excess of the amount received from such insurance policies, Tenant shall deposit such excess funds with Landlord so that the total amount available will be sufficient to complete such repairing, rebuilding, restoring or replacing in accordance with the provisions of any Mortgage and any plans and specifications submitted in connection therewith, free from any liens or encumbrances of any kind whatsoever and the funds held by Landlord shall be disbursed only upon presentment of architect’s or general contractor’s certificates, waivers of lien, contractor’s sworn statements, and other evidence of cost and payments as may be reasonably required by Landlord or any Lender.

(h) Failure to Procure Insurance. In the event Tenant shall fail to procure such insurance, or to deliver such policies as required pursuant to the terms of this Section 6.03, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid by Tenant to Landlord immediately upon demand after delivery to Tenant of bills therefor. This paragraph shall not be deemed to be a waiver of Tenant’s default for failure to provide the insurance required under this Lease or of any of Landlord’s rights and remedies under any other provision of this Lease.

(i) Waiver of Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

(j) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Lender of Landlord certificates of insurance or, upon Landlord’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event any insurance policy required to be maintained by Tenant hereunder contains any breach of warranty provisions, Tenant shall not cause any violations of the policy warranties, declarations or conditions in such policy; and (vi) in the event that Tenant fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any sums expended by Landlord in procuring such insurance shall be a Monetary Obligation (and not Rent) and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

Section 6.04. Tax and Insurance Impound. Notwithstanding anything to the contrary provided in Sections 6.01 and 6.03 of this Lease, beginning April 1, 2015, Tenant shall deposit in an escrow account established by Tenant and acceptable to Landlord sums which will provide a reasonable impound account (which shall not be deemed a trust fund) for paying up to the next one year of taxes, assessments and insurance premiums. Landlord and Tenant will agree upon the amount of the initial deposit into such escrow account and the amount to be deposited each month thereafter, provided that in the event of disagreement, Landlord’s reasonable determination of amounts to be deposited shall control. Should additional funds be required at any time as reasonably determined by Landlord, Tenant shall deposit the same within ten (10) days after demand. Landlord agrees that the funds in the escrow account shall be made available to pay taxes and insurance premiums as they become due. Tenant shall provide proof of timely payment of all taxes and insurance bills which are due. Interest or other gains from such funds, if any, shall be the sole property of Tenant. Upon an Event of Default, in addition to any other remedies, Landlord may apply all escrowed funds against any sums due from Tenant to Landlord.

ARTICLE 7

MAINTENANCE; ALTERATIONS

Section 7.01. Maintenance and Repair.

(a) Tenant Maintenance and Repair. Tenant shall, at all times during the Lease Term and at its own cost and expense, maintain the Property (including the heating, plumbing and electrical systems and the structural components of any building and the roof of any building) and keep them in good condition and repair and free from actual or constructive waste and shall use all reasonable precautions to prevent damage, or injury to the Property. The Tenant shall provide for its own janitorial, lawn maintenance and pest control services. Tenant shall, at its sole cost and expense, be responsible for the repair or reconstruction of any buildings, structures or improvements erected on the Property damaged or destroyed by Casualty; subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any buildings, structures erected on the Property. Any repairs or replacements shall be Landlord’s property upon installation and may not be removed by Tenant, subject to Section 7.02. Tenant’s work, repairs and replacements shall be performed and installed free and clear of liens and encumbrances. Tenant shall promptly replace any glass which may be broken or damaged with glass of like kind or quality. Tenant shall, at Tenant’s expense, not more frequently than annually except for good cause shown, provide to Landlord, upon Landlord’s request, a qualified facilities assessment report which will review the physical condition of the Property at the time of the report. Tenant agrees to promptly remedy any issues or deficiencies identified in the report to Landlord’s sole but reasonable satisfaction. Tenant shall surrender the Property at the expiration of the term in substantially the same condition as when received, ordinary wear and tear excepted. Tenant will immediately notify Landlord when it becomes aware that any repairs or replacements need to be made. In the event that any repairs or replacements require that a building permit or other governmental authorization be obtained, then the same provisions that govern the requirements for alterations shall govern the repairs and replacements, including, but not limited to, the provisions requiring Tenant to provide Landlord with plans and specifications for the improvements and making certain that the plans and specifications comply fully with all applicable Laws, Legal Requirements, governmental regulations and building codes. Tenant will not overload the electrical wiring and will not install any additional electrical wiring or plumbing unless it has first obtained Landlord’s written consent thereto, and, if such consent is given, installation shall be at Tenant’s sole cost and expense. Tenant will repair promptly at its own expense, any damage to the Property caused by bringing into the Property any property for Tenant’s use, or by the installation, use or removal of such property, regardless of fault or by whom such damage shall be caused unless caused by the gross negligence or willful conduct of Landlord, its agents, employees or contractors. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect.

(b) Tenant’s Failure to Maintain and Repair. In the event Tenant, after written notice from Landlord, shall not proceed promptly and diligently, within sixty (60) days from the date of such written notice, to make any repairs or perform any obligation imposed upon it by this Lease, then in such event Landlord may, at its option, enter the Property and do and perform the things specified in said notice, without liability on the part of Landlord for any loss or damage resulting from any such action by Landlord (unless such loss or damage is caused by Landlord’s gross negligence or willful misconduct), and Tenant agrees to pay promptly upon demand any cost or expense incurred by Landlord in taking such action and all such costs and expenses shall be deemed Additional Rent hereunder.

(c) Maintenance Contracts. Tenant shall contract with a qualified heating and air conditioning service company approved by Landlord, in Landlord’s sole discretion, for the monthly maintenance and the repair and replacement, as necessary, of all HVAC systems or units. Tenant shall also contract with qualified service companies approved by Landlord, in Landlord’s sole discretion, for the monthly maintenance and repair of appliances and equipment that serve the Property. Tenant shall provide Landlord with a copy of any contract required under this subparagraph within ten (10) days after the Lease Commencement Date and a copy of any subsequent contracts (or any renewal contracts), within ten (10) days after their execution. The cost of all contracts which Tenant is required to maintain under this paragraph shall be borne by Tenant. In addition, Tenant shall keep accurate books and records and maintenance logs as to any and all repairs and replacements that have been performed with respect to the systems, appliances and equipment serving the Property. Copies of all such maintenance logs and records shall be delivered to Landlord upon Landlord’s request.

Section 7.02. Alterations and Improvements.

(a) Alterations. Tenant shall not make any alterations, additions or improvements to the Property or any part thereof, without obtaining Landlord’s prior written consent in each instance. Any alterations, additions or improvements made by Tenant shall immediately become the property of Landlord and shall remain upon the Property in the absence of an agreement to the contrary, provided, however, that Landlord shall have the right to require the restoration of the Property to its original condition, in which event Tenant shall comply with such requirement prior to the expiration or other termination of this Lease. Tenant shall have the right to install on the Property such equipment, trade fixtures, and machinery as, in Landlord’s reasonable opinion, is reasonably necessary for Tenant to conduct its business in the Permitted Facility, but otherwise shall not cut or drill into or secure any fixtures, apparatus or equipment of any kind in or to any part of the Property without first obtaining Landlord’s written consent. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to make minor alterations to the Property, not exceeding a $50,000.00 value, so long as such alterations do not affect the structural portion of the Property and so long as Tenant provides notice of such alterations to Landlord.

(b) Requirements for Alterations. Any and all alterations and improvements made to the Property by Tenant hereunder shall be made at Tenant’s sole cost and expense. Any alterations or improvements made to the Property by Tenant hereunder which require Landlord’s approval shall be subject to the following requirements (and any other condition or requirement that Landlord deems necessary or desirable to insure that any alterations or improvements made to the Property conform in Landlord’s reasonable opinion to the general quality and nature of the existing improvements):

(i) The building material to be used in the construction of any improvements must be new and approved in writing by Landlord prior to the execution of any contract for or the commencement of any improvements on the Property;

(ii) No change or alteration in exterior or structural design or decor of the building or signs on the Property shall be made unless and until approved in writing by Landlord;

(iii) The plans and specifications for the improvements must fully comply with all applicable Laws, Legal Requirements, governmental regulations and building codes;

(iv) Prior to construction, Tenant will deliver to Landlord a complete set of plans and specifications for the proposed improvements, for Landlord’s approval;

(v) Tenant shall obtain, or require the contractor to furnish, in connection with all construction work, Builder’s Risk insurance for the full estimated value of the proposed improvements and worker’s compensation insurance in amounts required by law; and

(vi) Tenant shall be required to furnish a payment and performance bond or such other security as Landlord may reasonably require in connection with such work.

Section 7.03. Cleaning Property. Tenant shall: (i) use, maintain and occupy the Property in a careful, safe, proper and lawful manner, keep the appurtenances, including adjoining areas and sidewalks, in a clean and safe condition, and promptly clean any debris from said sidewalks and areas contiguous to said Property during the Lease Term of this Lease at its own expense, (ii) keep the inside and outside of all glass in the doors and windows or the Property clean, (iii) maintain the Property at its own expense in a clean, orderly and sanitary condition, free of insects, rodents, vermin and trash, rubbish and other refuse, (iv) keep refuse in proper containers and arrange for the removal of all refuse from the Property; (v) maintain all landscaping in good condition; and (vi) not cause or permit objectionable odors to emanate or be dispelled from the Property.

Section 7.04. Signage. Except for the signs identified on Exhibit C attached hereto, Tenant shall not place, suffer to be placed, or maintain any sign, billboard, marquee, awning, decoration, placard, lettering, or advertising on the exterior of the Property or on the glass or any window or door of the Property, without first obtaining Landlord’s written approval thereof. Tenant further agrees that any sign, billboard, marquee, awning, decoration, placard, lettering or advertising matter or other such Tenant installation of any kind shall be in compliance with all applicable Laws, Legal Requirements and regulations and shall be maintained by Tenant in good condition and repair at all times. If any such sign is approved and installed, Tenant shall pay any and all taxes relating thereto and all illumination costs thereof, if any, and obtain all necessary permits or approvals for such sign.

Section 7.05. Compliance With Law. Tenant shall comply with all Laws, Legal Requirements, rules, regulations, orders, directions and requirements of all governmental departments, bodies, bureaus, agencies and officers, and with all reasonable rules, directions, requirements and recommendations of the local board of fire underwriters and other fire insurance rating organizations for the area in which the Property is situated, pertaining to the Property or the use and occupancy thereof. If Tenant proposes to undertake alterations or improvements to the Property, which would trigger a requirement under the Americans With Disabilities Act or comparable state or local Laws or regulations (the “Disabilities Laws”) to conduct additional improvements, alterations or other changes to the Property in order for the Property to be in compliance with the Disabilities Laws, Tenant, at its sole expense, shall make such improvements, alterations or changes to the Property. In the event Tenant shall fail or neglect to comply with any of the aforesaid Laws, Legal Requirements rules, regulations, orders, directions, requirements or recommendations, Landlord or its agents may enter the Property and take all such action and do all such work in or to said Property as may be necessary in order to comply with such Laws, Legal Requirements, rules, regulations, and Tenant shall reimburse Landlord promptly upon demand for the expense incurred by Landlord in taking such action and performing such work. Tenant shall not do or suffer to be done, or keep or suffer to be kept anything in, upon or about the Property which will contravene Landlord’s policies insuring against loss or damage by fire or other hazards, including, but not limited to, public liability, or which will prevent Landlord from procuring such policies from companies reasonably acceptable to the Landlord; and if anything done, omitted to be done or suffered to be done by Tenant, or kept, or suffered by Tenant to be kept in, upon or about the Property shall cause the cost of fire or other insurance on the Property, from companies reasonably acceptable to Landlord, to be increased beyond the minimum from time to time applicable to the Property for use for the purposes permitted under this Lease, or applicable to such other property of Landlord for the use or uses made thereof, Tenant will pay the amount of such increase promptly upon Landlord’s demand.

Section 7.06. No Liens. Landlord’s interest in the Property shall not be subject to liens for improvements made by Tenant and Tenant shall have no power or authority to create any lien or permit any lien to attach to Tenant’s leasehold or to the estate, reversion or other estate of Landlord in the Property or any improvements of which the Property is a part. All contractors, artisans, mechanics and laborers and other persons supplying materials or labor or contracting with Tenant with respect to the Property or any part thereof, or any party entitled to claim a lien under the Laws of the state where the Property is located (whether same shall proceed in law or in equity) are hereby charged with notice that they shall look solely to Tenant to secure payment of any amounts due for work done or material furnished to Tenant relating to the Property, or for any other purpose during the Lease Term of this Lease.

Tenant shall indemnify Landlord against any loss or expenses incurred as a result of the assertion of any such lien, and Tenant covenants and agrees to transfer any claimed or asserted lien to a bond or such other security as may be permitted by law within ten (10) days of the assertion of any such lien or claim of lien. In the event Tenant fails to transfer such lien to bond or other security within such ten (10) day period then, in addition to its other remedies specified in this Lease, Landlord shall have the right to discharge the lien or to transfer the lien claimed to bond or other security permitted by law and in any such event Tenant shall pay all costs so incurred by Landlord immediately upon demand therefor. Tenant shall advise all persons furnishing designs, labor, materials or services to the Property in connection with Tenant’s improvement(s) thereof of the provisions of this Section.

ARTICLE 8

USE OF THE PROPERTY; COMPLIANCE

Section 8.01. Use of Property. During the Lease Term, the Permitted Facility demised hereunder shall be used and occupied by Tenant for and as an acute care hospital having no less than 106 licensed beds and for no other use or purpose without Landlord consent. Tenant shall at all times maintain in good standing and in full force and effect all the licenses, certifications and provider agreements issued by the Texas Department of State Health Services and any other applicable state or federal governmental agencies, permitting the operation of an acute care hospital having no less than the number of licensed beds set forth above. Tenant shall at all times use its best efforts to maximize the earnings of the Property. Without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion, Tenant shall not apply for, or consent to, any reduction in the number of state licensed beds or Medicaid and Medicare certified beds at the Property. Tenant will not suffer any act to be done or any condition to exist on the Property or any portion thereof which is unlawful, known to be dangerous or which may void or make voidable any insurance then in force on the Property or any portion thereof.

Section 8.02. End of Term. Upon expiration or termination of this Lease for any reason, Tenant will return to Landlord the Property, qualified and sufficient for licensing and certification by each Governmental Authority having jurisdiction over the Property as an acute care hospital having no less than the number of licensed beds as set forth in Section 8.01 for the Permitted Facility, with licenses, certifications and provider agreements in full force and good standing. The Property, with the improvements located therein and all Existing Personalty (excluding any Existing Personalty which Landlord directs Tenant to remove pursuant to Section 3.04) shall be surrendered in good order, condition and repair, normal wear and tear excepted. So long as no Event of Default exists, Tenant shall be entitled to remove its Personalty, subject to the requirements of Section 3.03.

Section 8.03. Licenses. Tenant shall keep the Property equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant. Tenant shall procure all licenses and permits required by Tenant to conduct its business and shall keep in effect all accreditations, including, but not limited to, joint commission accreditations which are necessary to conduct its business. Landlord, at no expense to Landlord, shall cooperate with Tenant in order for Tenant to obtain any such licenses or permits.

Section 8.04. Compliance. Tenant’s use and occupation of the Property, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect. Upon Landlord’s written request from time to time during the Lease Term, Tenant shall certify in writing to Landlord that Tenant’s representations, warranties and obligations under Section 5.04 and this Section 8.04 remain true and correct and have not been breached. Tenant shall immediately notify Landlord in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Tenant shall comply with all Legal Requirements and directives of any Governmental Authority and, at Landlord’s request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, any Governmental Authority relating to such an event. Tenant shall also reimburse Landlord for all Costs incurred by Landlord in evaluating the effect of such an event on the Property and this Lease, in obtaining any necessary license from any Governmental Authority as may be necessary for Landlord to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Landlord as the result of the existence of such an event and for any penalties or fines imposed upon Landlord as a result thereof. Tenant will use its best efforts to prevent any act or condition to exist on or about the Property which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase. Tenant agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section.

Section 8.05. Environmental Matters.

(a) Representations and Warranties. Tenant represents and warrants to Landlord which representations and warranties shall survive the execution and delivery of this Lease, as follows:

(i) The Property and Tenant are not in violation of or subject to, any pending or, to Tenant’s actual knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws that could have a Material Adverse Effect, nor has Tenant received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) with respect to any Property relating to (A) Hazardous Materials, Regulated Substances or USTs, or Remediation thereof; (B) possible liability of any Person pursuant to any Environmental Law; (C) other environmental conditions; or (D) any actual or potential administrative or judicial proceedings in connection with any of the foregoing that could have a Material Adverse Effect. The foregoing representations and warranties would continue to be true and correct following disclosure to each applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

(ii) (A) All uses and operations on or of the Property, whether by Tenant or, to Tenant’s knowledge, any other Person, have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto; (B) there have been no Releases in, on, under or from any of the Property, or, to Tenant’s knowledge, from other property migrating toward any of the Property, except in Permitted Amounts; (C) there are no Hazardous Materials, Regulated Substances or USTs in, on, or under any of the Property, except in Permitted Amounts; (D) the Property have been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”); and (E) Tenant has not allowed any other tenant or other user of the Property to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off any of the Property), impaired the value of the Property in any material respect, is contrary to any requirement set forth in the insurance policies maintained by Landlord, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to any of the Property.

(b) Compliance with Environmental Laws. As a material inducement to Landlord to lease the Property to Tenant, Tenant covenants and warrants that Tenant and Tenant’s use and Operations on the Property will at all times comply with and conform to all Environmental Laws, including without limitation, those Environmental Laws which relate to the Handling of any Waste on or about the Property. Tenant covenants to Landlord during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(i) The Property and Tenant shall not be (1) in violation of any Remediation required by any Governmental Authority, or (2) subject to any Remediation obligations under any Environmental Laws. Tenant shall not be in violation of any investigation or inquiry by any Governmental Authority.

(1) All uses and operations on or of the Property, whether by Tenant or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(2) There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(3) There shall be no Hazardous Materials, Regulated Substances, USTs in, on or under the Property, except in Permitted Amounts and the USTs identified in the Phase 1 Environmental Site Assessment of Lakeway Regional Medical Center prepared by EMG dated November 12, 2014.

(4) Tenant shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Tenant or any other Person.

(5) Tenant shall not do or allow any other tenant or other user of the Property to do any act that (1) materially increases the dangers to human health or the environment, (2) poses an unreasonable risk of harm to any Person (whether on or off any of the Property), (3) has a Material Adverse Effect, (4) is contrary to any material requirement set forth in the insurance policies maintained by Tenant, (5) constitutes a public or private nuisance or constitutes waste, or (6) violates any covenant, condition, agreement or easement applicable to the Property.

(6) Tenant shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property as may be reasonably requested by Landlord (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Landlord the reports and other results thereof, and Landlord and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof.

(7) Tenant shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.05, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Tenant to satisfy any one or more of the covenants set forth in subsections (1) through (7) above provided that Tenant shall be in compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.

(c) Right of Entry/Compliance Inspections. Landlord and any other Person designated by Landlord, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) to inspect and monitor the Property and Tenant’s use and Operations on the Property and to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Tenant shall cooperate with and provide access to Landlord, and any other Person designated by Landlord. Any such assessment or investigation shall be at Tenant’s sole cost and expense.

(d) Inspections. At its sole cost and expense, Tenant shall have the Property inspected as may be required by any Environmental Law for seepage, spillage and other environmental concerns. Tenant shall maintain and monitor USTs in accordance with all Environmental Laws. Tenant shall provide Landlord with written certified results of all inspections performed on the Property. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Tenant. All inspections and tests performed on the Property shall be in compliance with all Environmental Laws.

(e) UST Compliance. Tenant shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding USTs, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Tenant shall immediately notify Landlord, in writing, of (A) the presence on or under the Property, or the Release from any USTs on, above or under the Property, of any Hazardous Materials or Regulated Substances, apparent or real; and (B) any and all enforcement, clean up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Property. Upon any such Release from any USTs on, above or under the Property of any Hazardous Materials or Regulated Substances, Tenant shall immediately remedy such situation in accordance with all Environmental Laws and any request of Landlord. Should Tenant fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Landlord shall be permitted to take such actions in its sole discretion to remedy such situation and all Costs incurred in connection therewith, together with interest at the Default Rate, will be paid by Tenant.

(f) Certificate. Tenant shall, upon Landlord’s written request, deliver to Landlord a certificate stating that Tenant is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(g) Notice to Landlord. Immediately upon receipt of any Notice from any party, Tenant shall deliver to Landlord a true, correct and complete copy of any written Notice or a true, correct, and complete report of any non-written Notice.

(h) Remediation. In the event (a) of any Notice; or (b) if Tenant has caused, suffered or permitted, directly or indirectly, any Spill or Environmental Condition on or about the Property, or (c) if any Spill or Environmental Condition has occurred on or about the Property or otherwise affecting the Property, then Tenant shall immediately take all of the following actions, at its sole cost and expense, and without limiting any other provision of this Lease:

(i) notify Landlord, as provided in Subsection (g), above;

(ii) effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment.

(iii) promptly commence and diligently pursue all steps necessary or desirable, in Landlord’s reasonable opinion, to clean up any such Spill and any contamination related to the Spill or to remediate or abate such Environmental Condition or Notice;

(iv) promptly provide Landlord with copies of all reports, data, proposals, test results or analyses, assessment or remediation plans relating to such incidents;

(v) fully and diligently abate the Notice or otherwise restore the Property or affected property to its condition prior to the incident and Tenant’s Operations on the Property and in accordance with all Environmental Laws and the intent and terms and conditions of Subsection (l), below;

(vi) fully cooperate with Landlord with respect to any such incident, including permitting Landlord to monitor and inspect all activities pursuant to subparagraphs (ii) – (iv) above.

Should Tenant fail to undertake such Remediation in accordance with the preceding sentence, Landlord, after written notice to Tenant and Tenant’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Tenant. Any Cost so paid by Landlord, together with interest at the Default Rate, shall be deemed to be a Monetary Obligation hereunder (and not Rent) and shall be immediately due from Tenant to Landlord.

(i) Tenant’s Indemnification of Landlord for Environmental Matters. Tenant hereby agrees that it will indemnify, defend, save and hold harmless the Indemnified Parties against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, loss, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, whether in court, out of court, in bankruptcy or administrative proceedings or on appeal), penalties, or fines, incurred by or asserted against the Indemnified Parties by reason or arising out of: (a) the breach of any representation or undertaking of Tenant under this Article 8; (b) arising out of the Spill or Handling of any Waste by Tenant or any subtenant, licensee, concessionaire, manager, or other party occupying or using the Property, or affecting the Property as a result of Tenant’s Operations on the Property; (c) arising out of any Notice, Spill or Environmental Condition or any other contamination governed by the terms of this Section, including without limitation, (i) any loss, cost, expense, claim, or liability arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work required by, or incurred by Landlord or any entity or person in a reasonable belief that such work is required by any Environmental Law, (ii) any claims of third parties for loss, injury, expense, or damage of any kind or nature arising out of any Environmental Condition, Spill or Handling of any Waste on, under, in, above, to, or from the Property; and (iii) any loss of use or diminution in value of the Property.

(j) Survival of Covenants, Representations and Warranties and Indemnities. Notwithstanding anything in this Lease to the contrary, the covenants, representations, warranties, indemnities and undertakings of Tenant set forth in this Section shall survive the expiration or termination of this Lease regardless of the method of expiration or termination of this Lease.

(k) Surrender/Lease Net of Environmental Risk to Landlord. This Lease is intended to be, and shall be construed as a lease absolutely net of environmental risk to Landlord. As a material inducement to Landlord to enter into this Lease, Tenant has agreed to assume all responsibility and cost of any kind associated with or arising out of any Notice, Environmental Condition or Spill or any other contamination on or about the Property arising out of or in connection with Tenant’s use or Tenant’s Operations at the Property, to indemnify the Indemnified Parties against all such hazards as provided in Subsection (i), above, fully to comply with the terms and conditions of provisions of this Section, and to restore the Property at the termination or expiration of the Lease as provided below.

Notwithstanding anything herein to the contrary, at the expiration or termination of this Lease, the Property shall be returned to Landlord in as good condition as at the commencement of Tenant’s Operations on the Property, notwithstanding any remediation levels for Waste or Spill cleanup imposed by Environmental Laws which may be in excess of the levels of such Wastes at the Property prior to the commencement of Tenant’s Operations.

(l) Installation. Tenant shall not install any fueling facilities, gas/propane tanks, underground or above ground storage tanks, vaults, sumps, hydraulic lifts or any kind or nature, without the prior written consent of Landlord which may be withheld in Landlord’s sole discretion.

(m) Definitions in Connection with Environmental Matters.

(i) “Environmental Condition” shall mean any noncompliance on or about the Property with any Environmental Law (as hereinafter defined).

(ii) “Environmental Law” shall mean any and all federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, public health, safety, or worker protection, or to the Handling (as hereinafter defined), emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials or wastes, including without limitation petroleum products, into the environment including, without limitation, ambient air, surface water, ground water, or land.

(iii) “Handling” shall mean use, treatment, storage, manufacture, processing, distribution, transport, placement, handling, discharge, generation, production or disposal.

(iv) “Indemnified Parties” means Landlord, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, Lender and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord.

(v) “Tenant’s Operations” shall mean the use or occupancy of the Property by Tenant, and any subtenant, licensee, manager, concessionaire of Tenant, commencing on or about the date of this Lease and through the Lease Term of this Lease including all extensions or renewals thereof.

(vi) “Notice” shall mean any notice or report, whether oral or written, of any the following:

(1) any Releases or Threatened Releases in, on, under or from the Property, or migrating towards the Property;

(2) any suit, proceeding, investigation, order, consent order, injunction, writ, award, or action related to or affecting the Handling of any Waste (as hereinafter defined) on or about the Property or relating to Tenant’s use and Operations on the Property;

(3) any Spill (as hereinafter defined) or Environmental Condition on or about the Property or relating to Tenant’s Operations on the Property;

(4) any dispute relating to Tenant’s or any other party’s Handling of any Waste, Spill or Environmental Condition on or about the Property or relating to Tenant’s use and Operations on the Property;

(5) any claims by or against any insurer related to or arising out of any Waste, Spill or Environmental Condition on or about the Property or relating to Tenant’s use and Operations on the Property;

(6) any recommendations or requirements of any governmental or regulatory authority, or insurer relating to any Handling of Waste, Spill, or Environmental Condition on or about the Property, or relating to Tenant’s use and Operations on the Property;

(7) any actual or potential Environmental Lien;

(8) any non-compliance with any Environmental Laws related in any way to the Property;

(9) any Legal Requirement or deficiency related to the Handling of Waste, Spill or Environmental Condition on or about the Property or relating to Tenant’s use and Operations on the Property; or

(10) any written or oral notice or other communication which Tenant becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or USTs, or Remediation thereof at the Property, possible liability of any Person relating to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(vii) “Spill” shall mean any spill, contamination, discharge, leakage, release or escape of any Waste in or affecting the Property, whether sudden or gradual, accidental or anticipated, or of any other nature or manner that have or will occur during Tenant’s use and Operations on the Property.

(viii) “Waste” shall mean any contaminant, pollutant, chemical, petroleum product, propane, waste, waste product, radioactive waste, poly-chlorinated biphenyls, asbestos, hazardous or toxic substance, contaminant, pollutant, material, substance, or waste of any kind, and any substance which is regulated by any Environmental Law.

ARTICLE 9

ADDITIONAL COVENANTS

Section 9.01. Performance at Tenant’s Expense. Tenant acknowledges and confirms that Landlord may impose reasonable administrative, processing or servicing fees, and collect its attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease; (b) any release or substitution of Property; (c) the procurement of consents, waivers and approvals with respect to the Property or any matter related to this Lease; (d) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents; and (f) inspections required to make certain determinations under this Lease or the other Transaction Documents.

Section 9.02. Inspection and Access. Tenant shall permit Landlord, its agents, employees and contractors to enter the Property and all parts thereof at all reasonable times and upon reasonable notice to Tenant to inspect the Property, show the Property to prospective purchasers or Lenders of the Property and to carry out any provision or provisions of this Lease. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry. For the period of six (6) months prior to the expiration of the Lease Term of this Lease, Landlord shall have the right to display on the exterior of the Property a sign indicating that the Property is available for rent. During such period, Landlord may show the Property and all parts thereof to prospective tenants upon reasonable notice to Tenant. In addition, at any time during the Lease Term of this Lease, Landlord shall have a right to display on the exterior of the Property a sign indicating that the Property is for sale. In addition to the foregoing rights of inspection and access, during each Lease Year, Landlord and its agents shall have the right and the option to inspect the Property, including all mechanical systems contained therein, and all computer and software systems serving the business of the Tenant, at reasonable times to determine Tenant’s compliance with its obligations under this Lease. Tenant shall be responsible for the cost of such annual inspections, which cost shall not exceed on an annual basis the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00).

Section 9.03. SEC and Financial Statements.

(a) The Tenant acknowledges that Landlord, or one or more of its Affiliates, is or may be subject to the rules and regulations of the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended (collectively, the “Securities Acts,” with such entity subject to the Securities Acts, the “Registered Company,” and any affiliate of a Registered Company (a “Registered Company Affiliate”).

(b) The Tenant acknowledges that the Registered Company will be required to include certain financial statements in its filings (the “SEC Filings”) with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to financial statements in accordance with SEC Rules 3-05 and/or 3-14 under Regulation S-X and/or historical financial statements.

(c) To assist the Registered Company with the preparation of the financial statements to be included in the SEC Filings, the Tenant agrees to, and shall, provide the Landlord and the Registered Company with financial information regarding the Tenant and/or any guarantor for the years requested by Landlord, the Registered Company, and/or the Landlord’s or the Registered Company’s auditors. Such information may include, but is not limited to, financial statements, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property, the Tenant and/or any guarantor (“SEC Filing Information”).

(d) The Tenant shall deliver the SEC Filing Information requested by Landlord, the Registered Company and/or Landlord or the Registered Company’s auditors within five (5) Business Days of such request thereof, and the Tenant agrees to cooperate with the Landlord, the Registered Company and Landlord’s or the Registered Company’s auditors regarding any inquiries by the Landlord, the Registered Company and Landlord’s or the Registered Company’s auditors following receipt of such information, including delivery by the Tenant or any guarantor, as applicable, of an executed representation letter in form and substance as reasonably requested by the Landlord (“SEC Filings Letter”). Landlord’s and/or the Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by the Tenant.

(e) The Tenant consents to the disclosure of the SEC Filing Information and this Lease in any SEC Filings by the Registered Company and any materials used in connection with an offering of securities by the Landlord and/or the Registered Company.

Section 9.04. Anti-Terrorism Laws. Upon receipt of notice or upon actual knowledge thereof, Tenant shall immediately notify Landlord in writing if any Person owning (directly or indirectly) any interest in any of the Tenant Entities, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the Anti-Terrorism Laws, or is otherwise in violation of any of the Anti-Terrorism Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Subordination and Estoppel Certificates.

(a) Subordination. This Lease is expressly made subject to and is subordinate to all current or future mortgages and liens upon the Property or any part thereof by the Landlord or its successors, including purchasers or transferees, and any and all renewals, modifications, and extensions thereof. It is specifically understood and agreed by the parties hereto that this agreement and all rights, privileges, and benefits hereunder are and shall be at all times subject to and subordinate to the lien of any and all Mortgages and the accompanying documents executed by the Landlord on behalf of the Property but subject, however, to the terms of Section 13.03. The foregoing subordination shall be self-operative and no further instruments of subordination shall be necessary, but Tenant hereby agrees to execute, at the Landlord’s request and expense, any customary and reasonable instrument which the Landlord or any Lender may deem necessary or desirable to effect the subordination of this Lease to any such Mortgage.

(b) Estoppel Certificate. Tenant agrees that at any time, and from time to time at reasonable intervals, within ten (10) days after written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord or an assignee, purchaser or lender designated by Landlord, a writing ratifying this Lease and certifying, among other things:

(i) that Tenant has entered into occupancy of the Property and the date of such entry, if such is the case;

(ii) that this Lease is in full force and effect, and has not been assigned, modified, supplemented or amended in any way (or if there has been an assignment, modification, supplement or amendment, identifying the same);

(iii) that this Lease represents the entire agreement between Landlord and Tenant;

(iv) the date of the commencement and expiration of the Lease Term;

(v) that all conditions under this Lease to be performed by Landlord have been satisfied (or specifying those conditions unsatisfied);

(vi) that no default exists in the performance or observance of any term, covenant or condition of this Lease and that there are no defenses or offsets in connection therewith (or specifying any claimed default or defense); and

(vii) any other information reasonably requested by Landlord, a perspective purchaser, transferee or any Lender, as the case may be.

Tenant shall also certify such other matters as Landlord shall reasonably request. In the event that Tenant should fail to execute such estoppel promptly as requested, Tenant shall be in default of this Lease.

Section 9.06. Transfer of Operations Upon Termination of Lease.

(a) The date on which (i) this Lease either terminates or expires pursuant to its terms or is terminated by either party whether pursuant to a right granted to it hereunder or otherwise, (ii) Tenant’s right to possession of the Property is terminated pursuant to a right granted to it hereunder or otherwise, or (iii) Tenant otherwise abandons the Property shall be referred to as the “Termination Date” in this Section. On the Termination Date, upon Landlord’s affirmative election, this Lease shall be deemed and construed as an absolute assignment for purposes of vesting in Landlord (or Landlord’s designee — for purposes of this Section 9.06 the term Landlord shall be deemed to mean Landlord’s designee, if applicable)) all of Tenant’s right, title and interest in and to the following intangible property which is now or hereafter used in connection with the operation of the Property (the “Intangibles”) and an assumption by Landlord of Tenant’s obligations under the Intangibles from and after the Termination Date; provided that, from and after the Termination Date, Tenant shall indemnify, defend and hold harmless Landlord and the other Indemnified Parties from and against any claims, losses, costs or damages, including reasonable attorneys’ fees incurred or arising by reason of Tenant’s obligations under the Intangibles prior to the Termination Date:

(i) service contracts and equipment leases for the benefit of the Property to which Tenant is a party, and which can be terminated without penalty by Tenant within sixty (60) or fewer days’ notice or which Landlord requests be assigned to Landlord pursuant to this Section 9.06;

(ii) any provider agreements with Medicare, Medicaid or any other third-party payor programs (excluding the right to any reimbursement for periods prior to the Termination Date, as defined above) entered in connection with the Property to the extent assignable by Tenant;

(iii) all existing agreements with patients of the Permitted Facility and any guarantors thereof, to the extent assignable by Tenant (excluding the right to any payments for periods prior to the Termination Date); and

(iv) at Landlord’s option, the business of Tenant as conducted at the Property as a going concern, including but not limited to the name of the business conducted thereon and all telephone numbers presently in use therein.

(b) Landlord shall be responsible for and shall pay all accrued expenses with respect to the Property accruing on or after 12:01 a.m. on the day of the Termination Date and shall be entitled to receive and retain all revenues from the Property accruing on or after the Termination Date. Within fifteen (15) Business Days after the Termination Date, the following adjustments and prorations shall be determined as of the Termination Date:

(i) Taxes and assessments, if any. If the information as to the actual amount of any of the foregoing taxes and assessments are not available for the tax year in which the Termination Date occurs, the proration of such taxes shall be estimated based upon reasonable information available to the parties, including information disclosed by the local tax office or other public information, and an adjustment shall be made when actual figures are published or otherwise become available.

(ii) Tenant will terminate the employment of all employees on the Termination Date and shall be and remain liable for any and all wages, accrued vacation and sick leave pay for employees of the Property with respect to the period prior to and including the Termination Date.

(iii) Landlord shall receive a credit equal to any advance payments by patients of the Permitted Facility to the extent attributable to periods on and after the Termination Date.

(iv) The present insurance coverage on the Property shall be terminated as of the Termination Date and there shall be no proration of insurance premiums.

(v) All other income from, and expenses of, the Property (other than mortgage interest and principal), including but not limited to public utility charges and deposits, maintenance charges and service charges shall be prorated between Tenant and Landlord as of the Termination Date. Tenant shall, if possible, obtain final utility meter readings as of the Termination Date. To the extent that information for any such proration is not available, Tenant and Landlord shall effect such proration within ninety (90) days after the Termination Date.

(vi) Tenant shall be and remain responsible for any employee severance pay and accrued benefits which may be payable as the result of any termination of an employee’s employment on or prior to the Termination Date.

(c) All necessary arrangements shall be made to provide possession of the Property to Landlord on the Termination Date, at which time of possession Tenant shall deliver to Landlord all medical records, patient records and other personal information concerning all patients of the Permitted Facility as of the Termination Date and other relevant records used or developed in connection with the business conducted at the Property. Such transfer and delivery shall be in accordance with all applicable Laws, rules and regulations concerning the transfer of medical records and other types of patient records.

(d) For the period commencing on the Termination Date and ending on the date Landlord, or its designee, obtains any and all appropriate state or other governmental licenses and certifications required to operate the Permitted Facility, Tenant hereby agrees that Landlord, or Landlord’s designee, shall have the right, but not the obligation, to manage and operate the Property, on a triple net basis, and shall be entitled to all revenues of the Property during such period, and to use any and all licenses, certifications and provider agreements issued to Tenant by any federal, state or other Governmental Authority for such operation of the Property, if permitted by any such Governmental Authority. If Landlord or its designee exercises the right described above in this Section 9.06, the provisions of this Section 9.06 shall be self-operative and shall constitute a management agreement between Tenant, on the one hand, and Landlord or its designee, on the other hand, on the terms set forth above in this Section 9.06 provided, however, that upon the request of Landlord or its designee, Tenant shall enter into a separate management agreement on the terms set forth in this Section 9.06 and on such other terms and provisions as may be specified by Landlord or its designee.

(e) All cash, checks and cash equivalent at the Property and deposits in bank accounts (other than patient trust accounts) relating to the Property on the Termination Date shall remain Tenant’s property after the Termination Date. Subject to the provisions of Section 16.01 hereof, all accounts receivable, loans receivable and other receivables of Tenant, whether derived from operation of the Property or otherwise, shall remain the property of Tenant after the Termination Date. Tenant shall retain full responsibility for the collection thereof. Landlord shall assume responsibility for the billing and collection of payments on account of services rendered by it on and after the Termination Date. In order to facilitate Tenant’s collection efforts, Tenant agrees to deliver to Landlord, within a reasonable time after the Termination Date, a schedule identifying all of those private pay balances owing for the month prior to the Termination Date and Landlord agrees to apply any payments received which are specifically designated as being applicable to services rendered prior to the Termination Date to reduce the pre-Termination Date balances of said patients by promptly remitting said payments to Tenant. All other payments received shall be retained by Landlord as being applicable to services rendered after the Termination Date. Landlord shall cooperate with Tenant in Tenant’s collection of its pre-termination accounts receivable. Landlord shall have no liability for uncollectible receivables and shall not be obligated to bear any expense as a result of such activities on behalf of Tenant. Subject to the provisions of Section 16.01 hereof, Landlord shall remit to Tenant or its assignee those portions of any payments received by Landlord which are specifically designated as repayment or reimbursement arising out of cost reports filed for the cost reporting periods ending on or prior to the Termination Date.

(f) In addition to the obligations required to be performed hereunder by Tenant and Landlord on and after the Termination Date, Tenant and Landlord agree to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Termination Date such other instruments, documents and materials, as the other may reasonably request in order to effectuate the consummation of the transaction contemplated herein, including but not limited to any documents or filings which may be required to be delivered by Tenant to Landlord or be filed in order for the transaction contemplated hereunder to be in compliance with all local, state and federal Laws, Legal Requirements, statutes, rules and regulations.

(g) Tenant for itself, its successors and assigns hereby indemnifies and agrees to defend and hold Landlord and the other Indemnified Parties and their respective successors and assigns harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) which any of them may suffer as a result of the breach by Tenant in the performance of any of its commitments, covenants or obligations under this Section 9.06, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the use by Tenant of the Property during the Lease Term or for any liability which may arise from operation of the Property as an acute care hospital during the Lease Term, including without limitation, any amounts due or to be reimbursed to any Governmental Authority based upon any audit or review of Tenant or of the Permitted Facility or the operation thereof and pertaining to the period prior to the Termination Date or any amounts recaptured under Titles XVIII or XIX based upon applicable Medicaid/Medicare recapture regulations. The rights of Landlord under this paragraph are without prejudice to any other remedies not inconsistent herewith which Landlord may have against Tenant pursuant to the terms of this Lease. The foregoing indemnity shall survive the expiration or termination of this Lease, whether due to lapse of time or otherwise.

(h) So long as the termination of this Lease is not due to a default by Tenant hereunder and provided further that Tenant has performed in accordance with this Section 9.06, Landlord for itself, its successors and assigns hereby indemnifies and agrees to defend and hold Tenant and its successors and assigns harmless from any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorney’s fees, costs and expenses) which any of them may suffer as a result of the breach by Landlord in the performance of any of its commitments, covenants or obligations under this Section 9.06, or with respect to any suits, arbitration proceedings, administrative actions or investigations which relate to the use of the Property after the Lease Term or for any liability which may arise from operation of the Property as an acute care hospital after the Lease Term. The rights of Tenant under this paragraph are without prejudice to any other remedies not inconsistent herewith which

Tenant may have against Landlord pursuant to the terms of this Lease or otherwise. In addition, so long as the requirements set forth in this subparagraph (h) have been satisfied by Tenant, if Landlord so elects, Landlord or its designee shall purchase all of Tenant’s Intangibles and Personalty needed for operation of the hospital together with the rights to necessary licenses and permits to continue operations from Tenant at their then current fair market value as determined by a duly qualified third party appraiser based on then current results and operations of Tenant.

Section 9.07. Reporting Obligations. On a monthly basis Tenant shall provide to Landlord its income statements, balance sheets, statistical information (ALOS, payor mix, procedures by physician and by type, revenue by physician and by procedure, etc.) accounts receivable, accounts payable, any governmental or licensing authority notices or survey results, plans of correction and acceptance of such by the surveying authority and any other reports reasonably requested by the Landlord.

Section 9.08. Management Fee Subordination. Tenant covenants that it will not enter into any Management Agreement unless such agreement provides that all management fees thereunder shall be subordinate to all Rent, Additional Rent, Monetary Obligations and other payments required under this Lease.

ARTICLE 10

RELEASE AND INDEMNIFICATION

Section 10.01. Limit on Landlord’s Liability and Indemnity.

(a) Release of Landlord. To the maximum extent permitted by law, Tenant agrees to use and occupy the Property at its own risk, and hereby (for itself and all persons claiming under, by or through Tenant) releases Landlord, its agents, servants, contractors and employees, from any and all claims, costs, fines, Losses, suits, actions, liabilities, damages and expense whatsoever (including all Attorneys’ Fees), interest, penalties, causes of action and expenses and demands of every kind resulting from any accident, damage or injury occurring therein, unless due solely to Landlord’s gross negligence or willful misconduct as determined by a court having jurisdiction over such matter. Tenant expressly covenants and agrees that Landlord shall not be responsible or liable to Tenant for any loss of, or damage or injury to, inventory, fixtures, improvements, materials or any other property of Tenant, or for defects in workmanship or for improper design or construction of any alterations or improvements approved by Landlord, or for any other loss or damage from any source whatsoever, unless such injury, loss, or damage is due solely to Landlord’s gross negligence or willful misconduct. Anything in this Section to the contrary notwithstanding, Landlord shall have no liability whatsoever for any loss, injury or damages suffered by Tenant to the extent such loss, injury or damage may be covered by applicable insurance policies, nor shall Landlord have any liability whatsoever for consequential damages suffered by Tenant. All Personalty and Existing Personalty which may be upon the Property during the Lease Term hereof shall be at and upon the sole risk and responsibility of Tenant. It is expressly agreed by the parties that in no case shall Landlord, any partners, officers, directors, managers, members, agents or employees of Landlord be liable, under any express or implied covenant, agreement or provisions of this Lease, for any damages whatsoever to Tenant beyond the loss of Rent reserved in this Lease, accruing after or upon any act or breach hereunder on the part of Landlord and for which damages may be sought to be recovered against Landlord. Anything to the contrary notwithstanding, under no circumstances shall any personal liability attach to or be imposed upon Landlord or any partners, officers, directors, managers, members, agents or employees of Landlord. The term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Landlord’s interest in the Property or Landlord’s failure to act in respect of matters which are or were the obligation of Tenant under this Lease

(b) Indemnity by Tenant. Tenant hereby agrees to defend, indemnify, and hold Landlord and the Indemnified Parties harmless from and against any cost, damage, claim, Losses, liability, cause of action, suit or expense (including Attorneys’ Fees) incurred by or claimed against Landlord or any of the Indemnified Parties, directly or indirectly, which is occasioned by or results from (i) any default or Event of Default by Tenant under this Lease, (ii) any act, omission, fault, negligence, or misconduct on the part of Tenant, its agents, employees, contractors, invitees, licensees, customers, clients, family members or guests, or any other person entering the Property under the express or implied invitation of Tenant, or (iii) Tenant’s use and occupancy of the Property or the conduct of Tenant’s business. Any such cost, damage, claim, liability, or expense incurred by Landlord or the Indemnified Parties for which Tenant is obligated to reimburse Landlord or the Indemnified Parties shall be deemed Additional Rent due and payable within ten (10) days of Landlord’s written demand therefor. It is expressly understood and agreed that Tenant’s liability under this Lease extends to the acts and omissions of any subtenant and any agent, employee, contractor, invitee, licensee, customer, client, family member and guest of any subtenant.

TENANT’S INDEMNITY OBLIGATIONS UNDER THIS ARTICLE 10 (OTHER THAN WITH RESPECT TO CLAIMS RESULTING SOLELY FROM LANDLORD’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) APPLY EVEN THOUGH THE CLAIMS OR LOSSES ARE CAUSED OR ALLEGED TO BE CAUSED BY THE JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR FAULT OF LANDLORD OR ANY OF THE OTHER INDEMNIFIED PARTIES AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON ORDINARY NEGLIGENCE OR STRICT LIABILITY, THIS INDEMNITY IS INTENDED TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE OR FAULT WHEN ANY OF THE INDEMNIFIED PARTIES ARE JOINTLY, COMPARATIVELY OR CONCURRENTLY NEGLIGENT WITH TENANT.

(c) Survival. The terms and provisions of this Section 10.01 shall survive termination or expiration of this Lease.

ARTICLE 11

CONDEMNATION AND CASUALTY

Section 11.01. Notification. Tenant shall promptly give Landlord written notice of (a) any Condemnation of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and (c) any Casualty to any of the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Tenant shall promptly send Landlord copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Partial Condemnation or Casualty. Except as otherwise provided in Section 11.03, in the event of a Partial Condemnation or a Casualty:

(a) Net Awards. All Net Awards shall be paid to Landlord.

(b) Landlord Election To Continue or Terminate Lease. Landlord shall have the option, (i) subject to the right of Tenant to elect otherwise as set forth in subsection (d) below, to terminate this Lease with respect to the Property, by notifying Tenant in writing within thirty (30) days after Tenant gives Landlord notice (A) of such Partial Condemnation or Casualty, or (B) that title has vested in the condemning authority; or (ii) to continue this Lease in effect, which election shall be evidenced by either a notice from Landlord to Tenant, or Landlord’s failure to notify Tenant in writing that Landlord has elected to terminate this Lease with respect to such Property within such thirty (30) day period. Tenant shall have a period of sixty (60) days after receipt of Landlord’s notice to terminate referenced above during which to elect, despite such Landlord notice of termination, to continue this Lease with respect to such Property on the terms herein provided.

(c) No Continuance of Lease. If Tenant does not elect to continue this Lease with respect to such Property or shall fail during such sixty (60) day period to notify Landlord of Tenant’s intent to continue this Lease with respect to such Property, then this Lease shall terminate with respect to such Property as of the last day of the month during which such sixty (60) day period expired. Tenant shall vacate and surrender such Property by such termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to such Property shall cease as of the date of termination; provided, however, Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Tenant’s obligations to pay Rent and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. In such event, Landlord may retain all Net Awards related to the Partial Condemnation or Casualty, and Tenant shall immediately pay Landlord an amount equal to the insurance deductible applicable to any Casualty.

(d) Continuance of Lease. If Landlord elects not to terminate this Lease, or if Landlord elects to terminate this Lease with respect to such Property but Tenant elects to continue this Lease with respect to such Property, then this Lease shall continue in full force and effect upon the following terms:

(i) All Rent and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Tenant shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Landlord. Subject to the terms and provisions of the Mortgages and upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs, and that Tenant has complied with the terms of Article 7 in connection with the restoration), Landlord shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Landlord, an amount up to but not exceeding the amount of any Net Award (after deducting all Costs incidental to the collection of the Net Award) received by Landlord with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Tenant shall provide evidence reasonably satisfactory to Landlord of the payment of restoration expenses by Tenant up to the amount of the insurance deductible applicable to such Casualty. Landlord shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Tenant shall bear all additional Costs of such restoration in excess of the Net Award.

Section 11.03. Total Condemnation. In the event of a Total Condemnation of any Property, other than a Temporary Taking, then, in such event:

(a) Termination of Lease. All obligations of either party hereunder with respect to the Property shall cease as of the date of the Total Condemnation; provided, however, that Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Tenant’s obligation to pay Rent and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Fixed Rent for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. Landlord shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such Net Award and agrees that Tenant shall not be entitled to any Net Award or other payment for the value of Tenant’s leasehold interest in this Lease.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Fixed Rent or any other Monetary

Obligation payable hereunder. Except as provided below and subject to the terms and provisions of the Mortgages, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration. At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the provisions of Article 7, promptly commence and complete restoration of such Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant. Subject to the terms and provisions of the Mortgages, any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord or, at Landlord’s election, Tenant. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, but subject to the terms and provisions of the Mortgages, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise, to file and prosecute Tenant’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Tenant to Landlord under this Lease, in such order, priority and proportions as Landlord in its discretion shall deem proper.

Section 11.06. Tenant Obligation in Event of Casualty. During all periods of time following a Casualty, Tenant shall take reasonable steps to ensure that the related Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Tenant Awards and Payments. Notwithstanding any provision contained in this Article 11, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any Personalty owned by Tenant, any insurance proceeds with respect to any Personalty owned by Tenant, the interruption of its business and moving expenses (subject, however, to the provisions of Section 6.03I above), but only if such claim or award does not adversely affect or interfere with the prosecution of Landlord’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Landlord for the Condemnation or Casualty, including payments or proceeds related to any Existing Personalty then owned by Landlord.

ARTICLE 12

DEFAULT, REMEDIES AND MEASURE OF DAMAGES.

Section 12.01. Event of Default. The following acts or events shall be deemed to be an event of default on the part of Tenant under this Lease (each, an “Event of Default”):

(a) If any representation or warranty of Tenant set forth in this Lease is false in any material respect when made, or if Tenant renders any false statement or account when made or becomes false during the Lease Term;

(b) The failure of Tenant to pay when due any payment of Rent, Additional Rent, Monetary Obligations, or any part thereof, or any other sum or sums of money due or payable to Landlord under the provisions of this Lease;

(c) If Tenant fails to pay, prior to delinquency, any Taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Property;

(d) The failure of Tenant to perform, or the violation by Tenant of, any of the covenants, terms, conditions or provisions of this Lease, if such failure or violation shall not be cured within fifteen (15) Business Days after notice thereof by Landlord to Tenant;

(e) The removal by any local, state or federal agency having jurisdiction over the operation of the Permitted Facility of ten percent (10%) or more of the patients located in the Permitted Facility;

(f) The failure of Tenant to comply with, or the violation by Tenant of, any of the terms, conditions or provisions of any Mortgage, after notice thereof by Landlord to Tenant if such failure or violation shall not be cured within ten (10) days prior to the expiration of any or all applicable cure periods set forth in any such Mortgage;

(g) The voluntary transfer by Tenant of ten percent (10%) or more patients located in the Permitted Facility and such transfer is not for reasons relating to the health and wellbeing of the patients that were transferred;

(h) The making by Tenant or any guarantor of this Lease of an assignment for the benefit of creditors;

(i) The levying of a writ of execution or attachment on or against the property of Tenant or any guarantor of this Lease which is not discharged or stayed by action of Tenant or any guarantor contesting same, within thirty (30) days after such levy or attachment (provided if the stay is vacated or ended, this paragraph shall again apply);

(j) Tenant or any guarantor of this Lease shall be in default of any obligation to any person or entity, which obligation is in excess of One Hundred Thousand and No/100 Dollars ($100,000.00);

(k) Tenant, any subsidiary or controlled Affiliate of Tenant, or any guarantor of this Lease shall become insolvent, or shall make a fraudulent transfer with respect to creditors or shall make an assignment for the benefit of creditors;

(l) If proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant or any guarantor of this

Lease for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Tenant or any guarantor, and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein is not discharged within thirty (30) days after the institution of said proceedings;

(m) Tenant’s interest under this Lease being modified or altered by any unauthorized assignment or subletting or by operation of law;

(n) The sale of any interest of Tenant in the Property or portion thereof under a writ of execution or other legal process;

(o) The failure of Tenant to give any notices required to be given by Tenant pursuant to this Lease;

(p) The default of any guarantor under any guaranty relating to this Lease;

(q) The failure on the part of Tenant or any guarantor of this Lease during the Lease Term to cure or abate or receive a waiver for any violation claimed by any Governmental Authority, or any officer acting on behalf thereof, of any law, order, ordinance, rule or regulation pertaining to the operation of the Permitted Facility or the property of such guarantor, including without limitation, any proceedings to revoke any license granted to Tenant for the operation of an acute care hospital at the Property or to decertify the Property from participation in the Medicare or Medicaid reimbursement programs, or any analogous proceedings with respect to the property of a guarantor within thirty (30) days prior to the expiration of any time period permitted by such authority for such cure or abatement; provided, however, that in the event such authority requires such cure or abatement be completed in less than thirty (30) days, Tenant or the applicable guarantor shall endeavor to effect such cure or abatement as expeditiously as possible, but in no event less than ten (10) days prior to the expiration of the time period permitted by such authority for such cure or abatement;

(r) The abandonment of the Property, or any portion thereof, by Tenant;

(s) The suspension or loss of the right by Tenant or any applicable guarantor of this Lease to receive Medicaid or Medicare reimbursements;

(t) The failure of Tenant to immediately pay when due any Medicaid or Medicare recoupments or any other impositions in connection with the provider agreements, certifications or licenses for the Property or the failure of any guarantor of this Lease to immediately pay when due any Medicaid or Medicare recoupments or any other impositions in connection with the provider agreements, certifications or licenses applicable to the guarantors respective properties;

(u) The failure of Tenant to be licensed to operate as an acute care hospital; or

(v) The failure of Tenant to be accredited by the Joint Commission or other Landlord approved accreditation authority.

Section 12.02. Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Tenant, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Property to Landlord on the date specified in such notice; and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Property and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value (discounted at a rate equal to the then issued treasury bill having a maturity approximately equal to the remaining Lease Term of this Lease had such default not occurred) of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the Lease Term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Property for the same period (as determined by a real estate broker selected by Landlord who is licensed in the state where the Property is located, who has at least ten (10) years’ experience immediately prior to the date in question in evaluating commercial space, taking into account all relevant factors including, without limitation, the length of the remaining Lease Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Lease Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Lease Term and inflation), plus (iii) the costs of recovering the Property, and all other reasonable expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, and any and all costs and expenses incurred by Landlord in dealing with Landlord’s Lender who has a Mortgage secured by the Property, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord and to seize all Personalty upon the Property which Tenant owns or in which it has an interest, in which Landlord shall have a landlord’s lien and/or security interest, and, at Landlord’s election, to dispose thereof in accordance with the Laws prevailing at the time and place of such seizure or to remove all or any portion of such Personalty and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

(d) to accelerate and recover from Tenant all Rent and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire Initial Term or any exercised Extension Term;

(e) without terminating this Lease, and without notice to Tenant, Landlord may terminate Tenant’s right of possession of the Property and, in its own name, but as agent for Tenant enter into and take possession of the Property and re-let the Property, or any portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Property or any part thereof except to the extent required by applicable law which cannot legally be waived by Tenant). Upon any such re-letting, all rentals received by Landlord from such re letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the Lease Term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(f) allow the Property to remain unoccupied (so long as Landlord satisfies any duty established by applicable law which cannot legally be waived by Tenant to mitigate its damages) and collect Rent from Tenant as it becomes due; and/or

(g) pursue such other remedies as are available at law or in equity.

In the event Landlord elects either to terminate this Lease or to terminate Tenant’s right to possession of the Property upon the occurrence of an Event of Default, then all licenses, certifications, permits and authorizations issued by any governmental agency, body or authority in connection with or relating to the Permitted Facility shall be deemed as being assigned to Landlord, to the extent assignable. Landlord shall also have the right to continue to utilize the telephone numbers and names of the Permitted Facility used by Tenant in connection with the operation of the Permitted Facility. To effectuate the foregoing, this Lease shall be deemed and construed as an assignment for purposes of vesting in Landlord all right, title and interest in and to (i) all licenses, certifications, permits and authorizations obtained in connection with the Permitted Facility, to the extent assignable, and (ii) the names of the Permitted Facility and telephone numbers used in connection with the Permitted Facility. Tenant hereby agrees to take such other action and execute such other documents as may be necessary in order to vest in Landlord all right, title and interest to the items specified herein.

Section 12.03. Landlord’s Option to Cure. If: (i) Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant; or (ii) Tenant defaults in the making of payment to any third party, or doing any act required to be made or done by Tenant for or on behalf of said third party relating to the Property, then Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of the expense thereof, if made or done by Landlord, with interest thereon at the Default Rate, from the date paid by Landlord to the date of payment thereof by Tenant. Such payment and interest shall constitute Additional Rent hereunder due and payable with the next monthly installment of Fixed Rent; but the making of such payment or the taking of such action by Landlord shall not operate to cure such default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

Section 12.04. No Election. No reentry or retaking possession of the Property by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention be given to Tenant, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Fixed Rent, Additional Rent or other monies due to Landlord hereunder or of any damages accruing to Landlord by reason of the violations of the terms, provisions and covenants herein contained. Landlord’s acceptance of Fixed Rent or Additional Rent or other monies following any Event of Default hereunder shall not be construed as Landlord’s waiver of such Event of Default. No forbearance by Landlord of action upon any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default. Legal actions to recover for loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the expense of repossession or reletting, including brokerage commissions, and any repairs or remodeling undertaken by Landlord following repossession. The remedies of Landlord are cumulative.

Section 12.05. Tenant Waiver. Tenant hereby expressly waives, for itself and all Persons claiming by, through and under Tenant, including creditors of all kinds, (a) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement; and (e) to the maximum extent permitted by applicable law, any obligation of Landlord to relet the Property or to mitigate its damages.

Section 12.06. Counterclaim Waiver. THE PARTIES HERETO SHALL, AND THEY HEREBY DO, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE PROPERTY, AND/OR CLAIM OF

INJURY OR DAMAGE. FURTHERMORE, TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LANDLORD AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LANDLORD OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY TENANT OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 12.07. Attorneys’ Fees. In the event it shall become necessary (as determined by Landlord) for Landlord at any time to institute or defend any legal action or proceedings of any nature for the enforcement of, or as regards this Lease, or any of the provisions hereof, or any of Landlord’s statutory or common law rights as concern Tenant, or to employ an attorney therefor, Tenant agrees to pay all court costs and all of Landlord’s Attorneys’ Fees and Costs.

ARTICLE 13

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Landlord’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord. NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTY OR TENANT’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Section 13.02. Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon any of the Property by Landlord, and Tenant covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Landlord, or any present or proposed Lenders under trust deeds, upon the condition that Tenant shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. Landlord agrees to use its commercially reasonable efforts to provide Tenant with a SNDA executed by each Lender holding a Mortgage, and Tenant agrees to promptly execute and return such SNDA to Landlord.

Section 13.03. Election To Declare Lease Superior. If any Lender, receiver or other secured party elects to have this Lease and the interest of Tenant hereunder, be superior to any Mortgage and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such Lender, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such Lender, receiver or other secured party.

Section 13.04. Tenant’s Attornment. Tenant covenants and agrees that, if by reason of a default upon the part of Landlord herein in the performance of any of the terms and conditions of any Mortgage, and the estate of Landlord thereunder is terminated by summary dispossession proceedings or otherwise, Tenant will attorn to the then Lender or the purchaser in such foreclosure proceedings, as the case may be, and will recognize such Lender or such purchaser as the Landlord under this Lease. Tenant covenants and agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of any Lender or the purchaser in foreclosure proceedings, any instrument which may be necessary or appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may terminate this Lease or give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Property in the event any such proceedings are brought against Landlord under such Mortgage or by any Lender, and agrees that this Lease shall not be affected in any way whatsoever by any such proceedings.

Section 13.05. Notice to Lender. Tenant shall give written notice to any Lender having a recorded lien upon any of the Property or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.

ARTICLE 14

ASSIGNMENT

Section 14.01. Assignment by Landlord. As a material inducement to Landlord’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Tenant hereby agrees that Landlord may, from time to time and at any time and without the consent of Tenant, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (a) the sale, assignment, grant, conveyance, transfer, financing, refinancing, purchase or reacquisition of all, less than all or any portion of the Property, this Lease or any other Transaction Document, Landlord’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary or Affiliate) in order to maintain Landlord’s or any of its Affiliates’ status as a REIT. In the event of any such sale, transfer or assignment other than a security assignment by Landlord of its interest in this Lease and the Property, Landlord shall thereby be released from any obligations accruing hereunder as of and after the date of such transfer, and Tenant agrees to attorn to the successor in interest of Landlord following any such transfer of such interest either voluntarily or by operation of law, to recognize such successor as Landlord under this Lease, and look solely to such successor in interest of Landlord for the performance of such obligations. Landlord shall remain liable for any obligations of Landlord hereunder accruing prior to the date of the transfer of the Property by Landlord. Any security given by Tenant to secure the performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to its successor in interest, and Landlord shall thereby be discharged of any further obligation relating thereto. At the request of Landlord, Tenant will execute such documents confirming the sale, assignment or other transfer and such other agreements as Landlord may reasonably request, provided that the same do not increase the liabilities and obligations of Tenant hereunder.

Section 14.02. Transfer by Tenant.

(a) No Transfer. Tenant shall not voluntarily or by operation of law assign, license, franchise, transfer, mortgage, hypothecate, or otherwise encumber (collectively “Transfer”) all or any part of this Lease or any interest therein, and shall not sublet, franchise, change ownership or license (also included as a “Transfer”) all or any part of the Property, without first obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Notwithstanding anything to the contrary contained in this Lease, in the event of a Transfer Tenant shall remain fully liable for all of the Tenant’s obligations under this Lease, including obligations arising subsequent to the date of the Transfer. Any attempted Transfer without any required consent being first had and obtained shall be wholly void and shall confer no rights upon any third parties. Without in any way limiting Landlord’s right to refuse to give such consent for any other reason or reasons, Landlord hereby reserves the right to refuse to give such consent if in Landlord’s sole discretion (i) the quality of the business operation conducted on the Property is or may in any way be adversely affected during the Lease Term of this Lease by such proposed Transfer, (ii) the financial net worth of a proposed new tenant is less than that of Tenant, or (iii) the proposed new tenant is a governmental agency or instrumentality thereof. Consent by Landlord to any Transfer of the Property or any interest therein shall not be a waiver of Landlord’s rights under this Section as to any subsequent Transfer.

(b) Notice. In the event that Tenant desires at any time to Transfer the Property or any portion thereof, Tenant shall submit to Landlord at least sixty (60) days prior to the proposed effective date of the Transfer (“Proposed Effective Date”), in writing: (a) a request for permission to Transfer, setting forth the Proposed Effective Date, which shall be no less than sixty (60) nor more than ninety (90) days after the sending of such notice; (b) the name of the proposed subtenant or assignee or other party; (c) the nature of the business to be carried in the Property after the Transfer: (d) the terms and provisions of the proposed Transfer; (e) a copy of all existing executed and/or proposed documentation pertaining to the Transfer; and (f) current financial statements (audited, if requested by Landlord) of Tenant and the proposed subtenant or assignee; and such additional information that Landlord may reasonably request in order to make a reasoned judgment.

(c) Collect/Effect of Transfer. If this Lease is assigned, or if the Property or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may collect Rents from the assignee, subtenant or occupant and apply the net amount collected to the Rents herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Tenant’s covenant set forth in the first sentence of Section 14.02(a) above, nor shall such assignment, subletting, occupancy or collection be deemed an acceptance by Landlord of the assignee, subtenant or occupant as tenant, or a release of Tenant or any guarantor from the further performance by Tenant of covenants on the part of Tenant herein contained, or affect the continuing primary liability of Tenant hereunder (which, following any assignment, shall be joint and several with the assignee). If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a transferee, and (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord.

(d) No Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to assignee or subtenant, or any failure by Landlord to take action against any assignee or subtenant, Tenant waives notice of any default of any assignee or subtenant and agrees that Landlord may, at Landlord’s option, proceed against Tenant without having taken action against or joined such assignee or subtenant, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or subtenant. Landlord may make reasonable charges to Tenant for any reasonable attorneys’ fees or expenses incident to any documentation relating to any proposed Transfer by Tenant.

(e) Implied Assignment. If Tenant hereunder is a corporation, an unincorporated association, a limited liability company or a partnership, the transfer, merger, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership in the aggregate in excess of twenty-five percent (25%) shall be deemed an assignment within the meaning and provisions of this Section; provided, however, that: (a) an assignment of any such stock or interest with respect to a corporation, a limited liability company, or partnership whose shares or partnership interests are publicly traded, (b) an assignment or sublease to any corporation which controls, is controlled by or is under common control with Tenant, or (c) an assignment or sublease by a shareholder or member to his spouse or children or to a trust for the benefit of his spouse or children, are all excepted from the foregoing provision.

(f) Conditions to Landlord’s Consent. Landlord’s consent to any assignment shall be conditioned inter alia, upon the requirement that the proposed assignee shall have the same or greater creditworthiness and financial net worth as Tenant and that the proposed assignee shall expressly assume all of Tenant’s obligations hereunder.

Landlord’s consent to any sublease shall be conditioned, inter alia, upon the requirement that the sublease shall state: (i) that it is subject to all of the provisions of this Lease; and (ii) that the subtenant’s rights shall not survive the earlier termination of this Lease, whether by voluntary cancellation between Landlord and Tenant, or otherwise.

Section 14.03. No Sale of Assets. Without the prior written consent of Landlord, Tenant shall not sell all or substantially all of Tenant’s assets. Any sale of Tenant’s assets in violation of this Section 14.03, shall be voidable at the sole option of Landlord. Any consent to a sale of Tenant’s assets given by Landlord hereunder shall not be deemed consent to any subsequent sale of Tenant’s assets.

ARTICLE 15

NOTICES

Section 15.01. Notices. Any notice required or desired to be given to a party hereto shall be valid and sufficient if in writing and addressed to the addresses listed below and delivered by personal delivery or overnight delivery or mailed by United States registered or certified mail, with postage and charges prepaid thereon. Any notice shall be deemed to have been given on the day delivered if personally delivered, the day after sending if delivered by overnight delivery, or three (3) days after mailing if sent by registered or certified mail. Landlord or Tenant may designate the place to which notices shall be given and addressed by giving at least fifteen (15) days’ prior written notice to the other party, such notice to be given in accordance with the foregoing provisions of this paragraph. The initial address for each party shall be as follows:

As to Landlord:	Lakeway Realty, L.L.C. 3100 West End Avenue, Suite 1000 Nashville, Tennessee 37203 Attn: Chief Financial Officer

with copy to:	Reed Smith LLP 3110 Fairview Park Drive Suite 1400 Falls Church, VA 22042 Attn: Carol C. Honigberg, Esq.

with copy to:	MedTX Realty, L.L.C. 8015 Shoal Creek Suite 207 Austin, TX 78757 Attn: Ray Wilkerson

As to Tenant:	Lakeway Regional Medical Center, LLC 100 Medical Parkway Lakeway, Texas 78738 Attn: Chief Executive Officer

with copy to:	Brennan, Manna & Diamond LLC 75 E. Market St Akron, Ohio 44308 Attn: Frank T. Sossi, Esq.

ARTICLE 16

LANDLORD’S LIEN/SECURITY INTEREST

Section 16.01. Lien on Personal Property. Landlord shall have a first lien paramount to all others (except any Mortgage made by Landlord and any Permitted Liens, as defined in the Loan Agreement between Landlord as borrower, Tenant as tenant and MRT of Lakeway, TX – ACH, LLC as lender) on every right and interest of Tenant in and to this Lease, and on any Personalty, assignable accounts receivable (excluding those receivables currently securing Tenant’s working capital line of credit with Gemino Healthcare Finance and any subsequent working capital lender and working capital financing reasonably approved by Landlord), certificates of need, licenses, provider agreements, certifications, books, records and other property of any kind belonging to Tenant and used in connection with the Lease or located at the Property. Such lien and security interest is hereby granted by Tenant to Landlord for the purpose of securing the payments of Rent, Additional Rent, Monetary Obligations, charges, penalties, and damages herein covenanted to be paid by Tenant, and for the purpose of securing the performance of all of Tenant’s obligations under this Lease. Such lien shall be in addition to all rights to Landlord given and provided by law. This Lease shall constitute a security agreement under the Uniform Commercial Code granting Landlord a security interest in any Personalty, assignable accounts receivable, certificates of need, licenses, provider agreements, certifications, books, records and other personal property of any kind belonging to Tenant, and Tenant shall execute such other instruments and financing statements as Landlord may request to evidence or perfect said security interest. None of the Personalty, goods, wares, merchandise, inventory, equipment or other personal property of Tenant situated on the Property shall be removed from the Property without the prior written consent of Landlord. In the Event of Default of Tenant hereunder, Landlord shall have any and all rights and remedies granted a secured party under the Uniform Commercial Code then in effect in the state where the Property is located. The exercise of the foregoing remedy by Landlord shall not relieve or discharge Tenant from any deficiency owed to Landlord which Landlord has the right to enforce pursuant to any other provision of this Lease. Tenant covenants to promptly notify Landlord of any changes in Tenant’s name and/or organizational structure which may necessitate the execution and filing of additional financing statements; provided, however, the foregoing shall not be construed as Landlord’s consent to such changes.

ARTICLE 17

MISCELLANEOUS

Section 17.01. Recitals and Exhibits. The recitals of fact set forth above are true and correct and are by this reference made a part of this Lease. All Exhibits attached to this Lease are incorporated herein by this reference.

Section 17.02. Landlord Definition. The term “Landlord” as used in this Lease means only the owner of fee simple title of the Property, or the Lender in possession for the time being of the Property so that in the event of any sale, or other transfer of the Property, Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder and it shall be deemed without further agreement between the parties and such purchaser(s), assignee(s) or Tenant(s) that the purchaser, assignee or Tenant has assumed and agreed to observe and perform all obligations of Landlord hereunder.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution Lease by Landlord, that Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the building and the Property, as such interest is constituted from time to time, which interest shall include all proceeds from the sale of the building, insurance awards, and Condemnation awards, and neither Landlord nor any partner of Landlord, or any officer, director, shareholder, manager, partner or member, shall have any individual or personal liability whatsoever with respect to this Lease.

Section 17.03. Remedies Cumulative. Mention in this Lease of any specific right or remedy shall not preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may be otherwise entitled either at law or in equity including, without limitation Landlord’s remedies for Tenant’s default in the payment of Rent. The failure of Landlord to insist in anyone or more instances upon a strict performance of any covenant of Tenant under this Lease or to exercise any option or right herein contained shall not be construed as a waiver or relinquishment for the future of any such covenant, right or option, but it shall remain in full force and effect unless the contrary is expressly waived in writing by Landlord.

Section 17.04. Recording. It is agreed that Tenant shall not record this Lease without first obtaining written permission from Landlord, which permission may be withheld in Landlord’s sole discretion. Any violation of this clause shall be deemed a default on the part of Tenant, and Landlord at its option reserves the right to cancel this Lease and take those steps necessary to remove this Lease and/or a memorandum hereof from the record. Landlord and Tenant shall record a memorandum of this Lease and Tenant agrees to bear any and all costs and expenses in connection with same.

Section 17.05. Successors and Assigns. This Lease and the covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and permitted assigns.

Section 17.06. Brokerage. The parties each represent and warrant to each other that neither has employed a broker in connection with this transaction. In the event there is a claim against either party hereto with respect to any broker whatsoever other than as set forth in this Section, the party whose action gives rise to the claim for commission shall indemnify the other party against any liability, damage, cost or fee in connection with such claim, including, without limitation, attorneys’ fees and costs.

Section 17.07. Securitizations. As a material inducement to Landlord’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Tenant hereby acknowledges and agrees that Landlord may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). Tenant shall cooperate fully with Landlord and any Affected Party with respect to all reasonable requests and due diligence procedures and to use reasonable efforts to facilitate such Securitization, including, without limitation, providing for inclusion in any prospectus or other Securities offering material such documents, financial and other data, and other information and materials which would customarily be required with respect to Tenant by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization, and Tenant shall indemnify and hold harmless Landlord for any and all liabilities, losses and expenses arising under the Securities Act, or the Exchange Act, in connection with any material misstatement (or alleged misstatement) contained in such information provided in writing (including, without limitation, electronically) by Tenant or its officers, managers, members, employees, or agents, or any omission (or alleged omission) of a material fact by Tenant or its officers, managers, members, employees, or agents, the inclusion of which was necessary to make such written information not misleading, unless such material misstatement or alleged misstatement or omission or alleged omission is caused by Landlord or its directors, officers, managers, members, shareholders, employees, or agents. Tenant shall deliver to Landlord, any Affected Party and to any Person designated by Landlord, such statements and audit letters of reputable, independent certified public accountants pertaining to the written information provided by Tenant pursuant to this Section as shall be requested by Landlord or such Affected Party, as the case may be. Tenant also shall deliver to Landlord, any Affected Party and to any Person designated by Landlord or any Affected Party, such opinions of counsel (including, without limitation, local counsel opinions), appraisals, environmental reports and zoning letters, or updates of any of the foregoing, as are customarily delivered in connection with Securitizations or as may be required by any rating agency in connection with any Securitization.

Section 17.08. Bankruptcy. As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon (a) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use the Property as a Permitted Facility; (b) Tenant’s timely performance of all of its obligations under this Lease before and following the entry of an order for relief under the Bankruptcy Code for Tenant; and (c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code (or similar insolvency statute) for Tenant, or this Lease being rejected within such sixty (60) day period and the Property surrendered to Landlord. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that: (i) all obligations that accrue under this Lease (including the obligation to pay Rent and maintain the Property in a particular manner), shall be timely performed whether or not there exists an Insolvency Event with regard to Tenant and any failure to so perform shall be harmful and prejudicial to Landlord; (ii) any and all Rents that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rents, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event; (iii) any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord; (iv) any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord; (v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord; (vi) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without amendment or alteration, and any assignment which results in alteration or amendment of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord if made to an assignee that does not possess the financial condition or means adequate to operate the Permitted Facility upon the Property or operating performance and experience characteristics satisfactory to Landlord equal to or better than the financial condition, operating performance and experience of Tenant as of the Effective Date; and (vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Property will be delivered to Landlord immediately without the necessity of any further action by Landlord. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Property as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Landlord and Tenant upon an Insolvency Event, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

Section 17.09. Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity may require.

Section 17.10. Counterparts. This Lease may be executed in counterparts, each of which constitutes an original and all of which taken together shall constitute one agreement.

Section 17.11. Governing Law. This Lease is to be construed under the Laws of the state where the Property is located.

Section 17.12. Section Headings. The section headings of this Lease are for convenience only and shall not be considered in the interpretation of the terms and provisions of this Lease.

Section 17.13. Exhibits. This Lease is subject to any Exhibit attached hereto and made a part hereof.

Section 17.14. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, Landlord shall be entitled to recover all of its reasonable Attorneys’ Fees and other Costs in addition to any other relief to which it may be entitled. In addition, Landlord shall, upon demand, be entitled to all Attorneys’ Fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 17.15. Lender Protection. In the event that a Lender or potential Lender of the Property requests modifications to this Lease, Tenant agrees to consent to all such reasonable modifications to this Lease, provided none of the modifications change the Fixed Rent due hereunder and none of the modifications impose any material additional burden or expense on Tenant. Tenant agrees that in the event of any default by Landlord in any of the terms and conditions of this Lease, that Tenant shall notify any Lender holding a recorded lien on the Property and any such Lender shall have a period of sixty (60) days after receipt of such notice from Tenant to cure any default. When, however, the nature of the default of Landlord is such that it cannot be cured within said sixty (60) days, any such Lender shall have such additional time as may be reasonably required to cure any such default, provided any such Lender: (i) shall have commenced to cure any such default within said sixty (60) day period; and (ii) shall diligently continue such steps until such default is cured. No alleged default by Landlord shall be deemed perfected until the expiration of the time(s) given to the Lender under the provisions of this section.

Section 17.16. Easements, Agreements, or Encumbrances. The parties shall be bound by all existing easements, agreements, and encumbrances of record relating to the Property. During the Lease Term, Landlord shall have the right to grant easements on, over, under and above the Property without the prior consent of Tenant, provided that such easements will not materially interfere with Tenant’s use of the Property. Tenant shall comply with and perform all obligations of Landlord under all easements, declarations, covenants, restrictions and other items of record now or hereafter encumbering the Property. Without Landlord’s prior written consent, Tenant shall not grant any easements on, over, under or above the Property. Landlord shall not be liable to Tenant for any damages resulting from any action taken by a holder of an interest pursuant to the rights of that holder thereunder.

Section 17.17. Writing; Applicable to Successors. This Lease cannot be changed or terminated except by a written instrument subsequently executed by the parties hereto. This Lease and the terms and conditions hereof apply to and are binding upon the successors and assigns of both parties.

Section 17.18. Time of the Essence. Time is of the essence and in all provisions of this Lease.

Section 17.19. Severability. Should any provisions of this Lease and/or of its conditions be illegal or unenforceable under any court decision or any Laws, ordinances or regulations of any governing authority having jurisdiction over the parties hereto or the Property, it or they shall be considered severable, and all other provisions of the Lease shall remain in full force and be binding upon the parties as though the illegal or unenforceable provisions had never been included.

Section 17.20. Real Estate Investment Trust. If Landlord in good faith determines that the status of its Affiliate as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) materially increase the obligations of Tenant or impair Tenant’s rights pursuant to this Lease or (b) in any other manner materially adversely affect Tenant’s interest in the Property.

Section 17.21. Transfer of Licenses. Subject to the provisions of Section 9.06(h),upon the expiration or early termination of the Lease Term of this Lease, Tenant shall take all actions which are necessary or convenient in order to effect the transfer to Landlord or Landlord’s nominee of all licenses, operating permits and other governmental authorizations and all other service contracts which may be necessary or useful in the operation of the Property and which relate to the Property which have not previously been transferred or assigned to Landlord.

Section 17.22. State or Local Law Provisions. The State/Local Law Provisions attached hereto as Exhibit D are modifications to the terms of this Lease and, if conflicting, such State/Local Law Provisions shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

Section 17.23. Special Stipulations. The Special Stipulations attached hereto as Exhibit E are modifications to the terms of this Lease and, if conflicting, such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

Section 17.24. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Tenant with respect to Rent and other Monetary Obligations to be paid hereunder.

Section 17.25. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.26. Interpretation. Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.27. Entire Agreement. The submission of this Lease for examination does not constitute a reservation of, or option for, the Property, and this Lease shall become effective only upon execution by all parties hereto and delivery thereof by Landlord to Tenant. There are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties and understandings between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. Tenant hereby expressly acknowledges that Landlord or Landlord’s employees or agents have made no representations, warranties, inducements or promises with respect to the Property except as herein expressly set forth.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties here have executed this Lease as of the day and year first above written.

LANDLORD:

LAKEWAY REALTY, L.L.C., a Delaware limited liability company

By:	/s/ Jeffery C. Walraven	[Seal]
Name:	Jeffery C. Walraven
Title:	Managing Board Member

Signature page – Master Lease Agreement

TENANT:

LAKEWAY REGIONAL MEDICAL CENTER, LLC, a Texas limited liability company		LAKEWAY REGIONAL MEDICAL CENTER, LLC, a Texas limited liability company

By:	/s/ G. Edward Alexander	By:	/s/ W. Bradley Daniel
Name:	G. Edward Alexander	Name:	W. Bradley Daniel
Title:	Member and Manager	Title:	Member and Manager

Signature page – Master Lease Agreement

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Anti-Terrorism Law” means any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

“Attorneys’ Fees” as used herein shall mean all reasonable attorneys’ and paralegals’ fees, whether incurred in court, out of court, on appeal or in any bankruptcy or administrative proceeding.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Business Day” means a day on which banks located in the State of Texas are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 18% per annum or the highest rate permitted by law, whichever is less.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Tenant and/or the Property.

“Environmental Liens” has the meaning set forth in Section 8.05(a)(ii).

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Personalty” has the meaning set forth in Section 3.04.

“Expiration Date” has the meaning set forth in Section 3.01.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Fixed Rent” means $12,750,000.00 per annum initially, as such amount is adjusted pursuant to the terms of this Lease.

“Force Majeure Event” has the meaning set forth in Section 17.24.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any adjoining property.

“Indemnified Party” or “Indemnified Parties” means individually or collectively, as the context may require, Landlord, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” shall have the meaning described in Section 3.01.

“Lease Year” shall mean and refer to the twelve (12) month period beginning on the Lease Commencement Date and any successive twelve (12) month periods thereafter occurring during this Lease. Calendar Year shall mean and refer to the twelve (12) month period beginning January 1 and ending December 31.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Lender” means any lender in connection with any loan secured by Landlord’s interest in the Property, and any servicer of any loan secured by Landlord’s interest in the Property.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of any Tenant Entity; (c) Tenant’s ability to perform its obligations under this Lease; or (d) Landlord’s interests in the Property, this Lease or the other Transaction Documents.

“Monetary Obligations” has the meaning set forth in Section 4.03.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Landlord for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Landlord in collecting such award or proceeds.

“Partial Condemnation” means a Condemnation which is not a Total Condemnation.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states where the Property is located.

“Permitted Facility” means an acute care hospital, all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” has the meaning set forth in Section 3.03.

“Property” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rent Adjustment” means the amount equal to three percent (3%) of the Fixed Rent for the previous Lease Year which sum shall be payable in equal monthly installments.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities” has the meaning set forth in Section 17.07.

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 17.07.

“SNDA” means subordination, nondisturbance and attornment agreement.

“State where the Property is located” or words of similar import shall mean the State of Texas.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto or inverse condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Property.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Tenant Entity” or “Tenant Entities” means individually or collectively, as the context may require, Tenant and all Affiliates thereof.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” means a Condemnation of all or substantially all of any Property, including a Condemnation (other than for a temporary use) of such a substantial part of such Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Tenant in the exercise of good faith business judgment.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

Legal Description of the Property

BUILDING UNIT 1 (GAC HOSPITAL/GARAGE A UNIT), OF LAKEWAY REGIONAL MEDICAL CENTER CONDOMINIUM, A CONDOMINIUM PROJECT IN TRAVIS COUNTY, TEXAS, ACCORDING TO THE DECLARATION OF CONDOMINIUM FOR LAKEWAY REGIONAL MEDICAL CENTER CONDOMINIUM DATED MAY 17, 2010, AND ALL EXHIBITS THERETO RECORDED UNDER DOCUMENT NUMBER 2010070746, OF THE OFFICIAL PUBLIC RECORDS OF TRAVIS COUNTY, TEXAS, TOGETHER WITH THE 44% UNDIVIDED INTEREST IN AND TO THE COMMON ELEMENTS OF SUCH CONDOMINIUM AND THE EXCLUSIVE RIGHT TO USE THE LIMITED COMMON ELEMENTS APPURTENANT TO SUCH UNIT, WHICH LIMITED COMMON ELEMENTS ARE DESCRIBED AS FOLLOWS:

DESCRIPTION OF A 8.840 ACRE TRACT OF LAND IN THE J.P. WARNOCK SURVEY NO. 56, TRAVIS COUNTY, TEXAS AND BEING A PORTION OF LOT 1, BLOCK “A” OF LAKEWAY REGIONAL MEDICAL CENTER, A SUBDIVISION OF RECORD IN DOCUMENT NO. 200800246 OF THE OFFICIAL PUBLIC RECORDS OF TRAVIS COUNTY; SAID 8.840 ACRE TRACT OF LAND IS MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

COMMENCING AT A 60D NAIL FOUND IN A FENCE POST ON THE SOUTHERLY RIGHT-OF-WAY LINE OF WILD CHERRY DRIVE (60.0 FEET WIDE RIGHT-OF-WAY) AS DEDICATED IN CHERRY MOUNTAIN 1, A SUBDIVISION OF RECORD IN BOOK 75, PAGE 369 OF THE PLAT RECORDS OF TRAVIS COUNTY, TEXAS, FOR THE NORTHEAST CORNER OF SAID LOT 1, BLOCK “A”, FROM WHICH, A  1⁄2” IRON ROD FOUND FOR AN ANGLE POINT IN THE WESTERLY LINE OF SAID LOT 1, BLOCK “A” BEARS S16° 56’17“E, 497.47 FEET;

THENCE, N45° 52’28“E, WITH THE COMMON SOUTHERLY RIGHT-OF-WAY LINE OF WILD CHERRY DRIVE AND NORTHERLY LINE OF SAID LOT 1, BLOCK “A”, A DISTANCE OF 136.29 FEET TO A  1⁄2” IRON ROD FOUND FOR AN ANGLE POINT;

THENCE, N46° 18’51“E, LEAVING THE SOUTHERLY RIGHT-OF-WAY LINE OF WILD CHERRY DRIVE AND CONTINUING WITH THE COMMON SOUTHERLY LINE OF LOT 2 OF SAID CHERRY MOUNTAIN 1 SUBDIVISION AND NORTHERLY LINE OF LOT 1, BLOCK “A”, A DISTANCE OF 256.56 FEET TO A CALCULATED POINT;

THENCE, S43° 41’09“E, LEAVING THE COMMON NORTHERLY LINE OF LOT 1, BLOCK “A” LAKEWAY REGIONAL MEDICAL CENTER SUBDIVISION AND SOUTHERLY LINE OF LOT 2, CHERRY MOUNTAIN 1 SUBDIVISION, ACROSS SAID LOT 1, BLOCK “A”, A DISTANCE OF 55.13 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF BEGINNING OF THE HEREIN DESCRIBED 8.840 ACRE TRACT;

THENCE, CONTINUING ACROSS SAID LOT 1, BLOCK “A” LAKEWAY REGIONAL MEDICAL CENTER SUBDIVISION, THE FOLLOWING THIRTY (30) COURSES:

1) N88° 07’10“E, A DISTANCE OF 32.00 FEET TO A  1⁄2” IRON ROD SET;

2) S01°52’50“E, A DISTANCE OF 28.50 FEET TO A  1⁄2” IRON ROD SET;

3) N88°07’10“E, A DISTANCE OF 14.46 TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

4) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 90°00’00”, A RADIUS OF 49.50 FEET, A LONG CHORD OF 70.00 FEET (CHORD BEARS N43°07’10“E) FOR AN ARC DISTANCE OF 77.75 FEET TO A  1⁄2” IRON ROD SET FOR AN ANGLE POINT;

5) S88°07’10“W, WITH A LINE NON-TANGENT TO THE PREVIOUS CURVED COURSE, A DISTANCE OF 2.00 FEET TO A  1⁄2” IRON ROD SET FOR AN ANGLE POINT;

6) N01°52’50“W, A DISTANCE OF 64.53 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

7) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 48°11’40”, A RADIUS OF 103.50 FEET, A LONG CHORD OF 84.52 FEET (CHORD BEARS N22°13’00“E) FOR AN ARC DISTANCE OF 87.06 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

8) N46°18’51“E, A DISTANCE OF 51.52 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

9) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 21°05’56”, A RADIUS OF 103.50 FEET, A LONG CHORD OF 37.90 FEET (CHORD BEARS N56°51’48“E) FOR AN ARC DISTANCE OF 38.11 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

10) N67°24’46“E, A DISTANCE OF 195.46 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

11) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 70°54‘22”, A RADIUS OF 150.50 FEET, A LONG CHORD OF 174.59 FEET (CHORD BEARS S77°08’02“E) FOR AN ARC DISTANCE OF 186.25 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF REVERSE CURVATURE;

12) WITH A CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 29°35’06”, A RADIUS OF 122.50 FEET ALONG CHORD OF 62.55 FEET (CHORD BEARS S56°28’24“E) FOR AN ARC DISTANCE OF 63.25 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

13) S71°15’57“E, A DISTANCE OF 16.48 FEET TO A  1⁄2” IRON ROD SET FOR AN ANGLE POINT;

14) S18°44’03” W, A DISTANCE OF 2.00 FEET TO A  1⁄2” IRON ROD SET FOR THE BEGINNING OF A NONTANGENT CURVE TO THE LEFT;

15) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 36°17,15”, A RADIUS OF 24.50 FEET, A LONG CHORD OF 15.26 FEET (CHORD BEARS S89°24’35“E) FOR AN ARC DISTANCE OF 15.52 FEET TO A  1⁄2” IRON ROD SET FOR ANGLE POINT;

16) S18°44’03“W, WITH A LINE NON-TANGENT TO THE PREVIOUS CURVED COURSE, A DISTANCE OF 359.74 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

17) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 46°10’30”, A RADIUS OF 412.50 FEET, A LONG CHORD OF 323.51 FEET (CHORD BEARS S04°21’12“E) FOR AN ARC DISTANCE OF 332.43 FEET TO A  1⁄2” IRON ROD SET FOR THE BEGINNING OF A CURVE TO THE LEFT;

18) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 49“42’18”, A RADIUS OF 24.50 FEET, A LONG CHORD OF 20.59 FEET (CHORD BEARS S72°36’53“W) FOR AN ARC DISTANCE OF 21.25 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

19) S47°45’43“W, A DISTANCE OF 308.03 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

20) WITH SAID CURVE TO THE RIGHT HAVING A CENTRAL ANGLE OF 130°21’27”, A RADIUS OF 101.50 FEET, A LONG CHORD OF 184.25 FEET (CHORD BEARS N67°03’33“W) FOR AN ARC DISTANCE OF 230.93 FEET TO  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

21) N01°52’50“W, A DISTANCE OF 134.35 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

22) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 05°30’00”, A RADIUS OF 189.50 FEET, A LONG CHORD OF 18.18 FEET (CHORD BEARS N04°37’50“W) FOR AN ARC DISTANCE OF 18.19 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

23) N07°22’50“W, A DISTANCE OF 116.88 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

24) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 08°00’00”, A RADIUS OF 190.50 FEET, A LONG CHORD OF 26.58 FEET (CHORD BEARS N03°22’50“W) FOR AN ARC DISTANCE OF 26.60 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

25) N00°37’10“E, A DISTANCE OF 133.77 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

26) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 92°30’00”, A RADIUS OF 49.50 FEET, A LONG CHORD OF 71.51 FEET(CHORD BEARS N45°37’50“W) FOR AN ARC DISTANCE OF 79.91 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

27) S88°07’10“W, A DISTANCE OF 9.01 FEET TO A  1⁄2” IRON ROD SET;

28) S01°52’50“E, A DISTANCE OF 73.50 FEET TO A  1⁄2” IRON ROD SET;

29) S88°07’10“W, A DISTANCE OF 32.00 FEET TO A  1⁄2” IRON ROD SET;

30) N01°52’50“W, A DISTANCE OF 183.52 FEET TO THE POINT OF BEGINNING CONTAINING WITHIN THESE METES AND BOUNDS 8.840 ACRES OF LAND AREA.

LESS AND EXCEPT:

DESCRIPTION of a 0.5624 acre tract of land in the J. P. Warnock Survey No. 56, Travis County, Texas and being a portion of Lot 1, Block “A” of Lakeway Regional Medical Center, a subdivision of record in Document No. 200800246 of the Official Public Records of Travis County and being further described as a portion of that 8.840 acre tract, described as Unit 1 of Lakeway Regional Medical Center Condominium, conveyed to Lakeway Regional Medical Center, LLC by deed recorded in Document No. 2010072321 of the said Official Public Records; said 0.5624 acre tract of land is more particularly described by metes and bounds as follows:

COMMENCING at a  1⁄2” iron rod found for the northeast corner of the said 8.840 acre tract, from which a 60d nail found in a fence corner for the most westerly corner of said Lot 1, Block “A”, Lakeway Regional Medical Center subdivision bears S64°35’24“W, 1047.91 feet;

THENCE, S18°44’03“W, across said Lot 1, Block “A”, with the easterly line of the said 8.840 acre tract, for a distance of 359.74 feet to an “X” set in concrete for corner;

THENCE, S40o0l’44“W, across said Lot 1, Block “A” and the 8.840 acre tract, for a distance of 63.11 feet to a calculated point for the POINT OF BEGINNING and most easterly northeast corner of the herein described tract;

THENCE, continuing across said Lot 1, Block “A” and the 8.840 acre tract, for the following sixteen (16) courses:

1)	S01°52’50“E, 238.92 feet to a calculated point for corner;

2)	S88°07’10“W, 47.33 feet to a calculated point for corner;

3)	N01[o]52’50“W, 32.46 feet to a calculated point for corner;

4)	S88°07’10“W, 56.26 feet to a calculated point for corner;

5)	N01°52’50“W, 206.46 feet to a calculated point for corner;

6)	N88°07’10“E, 13.19 feet to a calculated point for corner;

7)	N14°11’15“E, 27.90 feet to the calculated point of curvature of a non-tangent curve to the left;

8)	With said curve to the left, having a central angle of 49°24’24”, a radius of 52.00 feet, a long chord of 43.46 feet (chord bears N81°37’54“E), for an arc distance of 44.84 feet to the calculated point of non-tangency;

9)	S30°57’24“E, 29.91 feet to a calculated point for corner;

10)	N88°07’10“E, 13.83 feet to a calculated point for corner;

11)	S01°52’50“E, 5.58 feet to a calculated point for corner;

12)	N88°07’10“E, a distance of 11.13 feet to the POINT OF BEGINNING, CONTAINING within these metes and bounds 0.5624 acres of land area.

Note: “ 1⁄2” iron rod”, denotes a  1⁄2” iron rod found with plastic cap marked “Capital Surveying Co, Inc.”

Bearing Basis Note: The bearings noted herein are based on the easterly line of the 8.840 acre tract described above, S18°44’03”W, as deeded and found.

EXHIBIT C

Approved Signs

[to come]

EXHIBIT D

Notwithstanding anything to the contrary contained in this Lease, the following provisions shall be applicable to the Property:

1. The term “Environmental Laws” also shall include, without limitation, with respect to the Property, the Texas Solid Waste Disposal Act (V.T.C.A. Health and Safety Code Sections 361.01 et. seq.), the Texas Water Code (V.T.C.A. Water Code, Sections 20.001-26.407) and Risk Reduction Standards (30 Tx. Adm. Code Section 335, Subchapter S).

2. Notwithstanding anything to the contrary contained in Section 4.02(c) and supplementing the provisions thereof, any tax based on Landlord’s taxable margin or gross receipts shall be included as “Additional Rent” and for these purposes shall not be deemed to be a tax on Landlord’s net income or net worth. Further, Landlord shall have the right to require Tenant to pay the amount of the taxable margin along with the scheduled payments of Fixed Rent.

3. The following is added as a new subparagraph (h) to Paragraph 12.02: “Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.”

4. The following is added as a new Section 17.29 “Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges, amounts and Additional Rent payable by Tenant (including, without limitation, payments under Section 4.02(b)) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.”

EXHIBIT E

Special Stipulations

Financial Reporting Requirements. Tenant agrees to provide to Landlord throughout the Term of this Lease: (i) monthly financial statements prepared by Tenant, together with all supporting operating data and utilization statistics requested by Landlord from time to time; (ii) within 45 days of the end of each fiscal quarter, quarterly financial statements prepared by Tenant, together with all supporting operating data and utilization statistics requested by Landlord from time to time; (iii) within 60 days of Tenant’s fiscal year end, audited annual financial statements prepared by an independent accounting firm approved by Landlord, together with all internal supporting operating data and utilization statistics; and (iv) any other information or data pertaining to Tenant’s financial performance and/or operating results as Landlord may from time to time request. In addition, Tenant shall provide to Landlord, contemporaneously with providing such information to Tenant’s working capital lender, each periodic borrowing base/compliance certificate required under Tenant’s working capital/receivables financing. Tenant’s failure to timely fulfill any of the reporting requirements set forth above shall constitute an Event of Default under the Lease.

Financial Covenants. Tenant agrees that it shall at all times during the Term of the Lease maintain each of the following:

1. Minimum Rent Coverage – shall be tested quarterly on an annualized basis, beginning in the fourth quarter of 2015. The result of EBITDAR for each quarterly test period divided by Rent (inclusive of any rent on equipment operating leases) for the applicable test period shall be

Greater than 1.0 for the first twelve month test period;

Greater than 1.25 for the second twelve month test period;

Greater than 1.75 for the third twelve month test period; and

Greater than 2.25 for the fourth twelve month test period and each test period thereafter.

“EBITDAR” means as to the trailing 12-month period for the most recent quarter end, an amount equal to the sum of (A) EBITDA and (B) Rent plus any rent on equipment operating leases. “EBITDA” means, for any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) depreciation; (iii) income taxes; (iv) franchise taxes; and (v) amortization.

2. Minimum Fixed Charge Coverage Ratio – shall be tested quarterly on an annualized basis, beginning in the fourth quarter of 2015. Tenant shall maintain a minimum Fixed Charge Coverage Ratio of

Greater than 1.0 for the first twelve month test period;

Greater than 1.15 for the second twelve month test period;

Greater than 1.25 for the third twelve month test period;

Greater than 1.35 for the fourth twelve month test period; and

Greater than 1.5 for the fifth twelve month test period and each test period thereafter.

“Fixed Charge Coverage Ratio” means for any period, the ratio of EBITDAR to Fixed Charges. “Fixed Charges” means (A) any payments (including but not limited to principal and interest payments) related to equipment financing and/or capital leasing, (B) non-financed capital expenditures, (C) interest expense (but excluding Tenant’s class B preference accruals and surplus cash notes accruals), and (D) rent on any equipment operating leases and Rent due under this Lease.

3. Maximum Funded Debt (including leases) to Cashflow – shall be tested quarterly on an annualized basis, beginning in the fourth quarter of 2015. The ratio of all outstanding indebtedness of Tenant (inclusive of liabilities of Tenant for Rent and rent due under equipment operating leases but exclusive of obligations for principal and accrued interest under Tenant’s surplus cash notes) to Tenant’s EBITDA for each quarterly test period shall not be

Greater than 3.0 for the first twelve month test period;

Greater than 2.5 for the second twelve month test period; and

Greater than 2.0 for the third and each succeeding twelve month period.

4. Minimum Cash on Hand Tenant shall at all times, beginning on the Effective Date of this Lease, maintain the following Cash on Hand:

At least $5,000,000.00 throughout the first twenty-four months of the Lease Term;

At least $10,000,000.00 throughout the third twelve months of the Lease Term;

At least $15,000,000.00 for each subsequent year throughout the Lease Term.

“Cash on Hand” means the cash held by Tenant in any of its bank accounts including loan proceeds in the escrow account, reserves and deposits held by Landlord under this Lease and availability under Tenant’s revolving loan with Gemino Healthcare Finance or any replacement working capital lender approved by Landlord.

The failure of Tenant to fulfill or comply with any of the foregoing financial covenants shall constitute an Event of Default under this Lease.

Schedule 3.04

Existing Personalty

All furniture, trade fixtures, appliances, equipment and personal property located on the Property as of the Lease Commencement Date, less and except all moveable medical equipment, all of which is owned or leased by Tenant and known as the “Tenant Medical Equipment”, all as more particularly identified on the exhibit attached to this Schedule 3.04. The Tenant Medical Equipment shall belong to Tenant and Tenant shall retain the duty to insure such Tenant Medical Equipment and to maintain, repair and replace such Tenant Medical Equipment.

Schedule 5.07

Defaults

None

Schedule 6.03

Key Man Insurance Policy Requirements

Life and disability insurance policies, in form and substance acceptable to Landlord and insuring Douglas J. Fox, M.D., Mark G. Burnett, M.D., and K. Michael Webb, M.D. in the amount of $10,000,000 each, shall be procured and provided by Tenant to Landlord within ninety (90) days of the Lease Commencement Date. Failure to provide such policies within such time period shall be an Event of Default without any requirement of notice or any cure period under this Lease. Any proceeds payable under such policies shall be made available solely to Landlord to serve as reserves for the payment of Rent under the Lease.